Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

CORONADO IV LLC and

BUCHANAN MINING COMPANY, LLC

(“SELLERS”)

AND

RAMACO RESOURCES LAND HOLDINGS, LLC

(“Buyer”)

dated as of

NOVEMBER 7, 2025

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2025 (the “Effective Date”), by and among CORONADO IV LLC, a Delaware limited liability company (“Coronado IV”), and BUCHANAN MINING COMPANY, LLC, a Delaware limited liability company (“Buchanan”), and, together with Coronado IV, “Sellers” and, each, a “Seller”), and RAMACO RESOURCES LAND HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers own, hold and control certain coal mining properties, property leases, other real property rights, and other assets, in connection with the reserve area which is located partly in Russell County, Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, within the outside boundaries of the property known and described as the “Russell Reserves” herein and on the map attached hereto as Exhibit A; and

WHEREAS, subject to the terms and conditions hereof, Sellers desire to sell, assign and convey to Buyer certain of said properties, assets and rights of Sellers, and Buyer desires to purchase and acquire, and assume certain liabilities relating to, the same.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties hereto agree as follows:

Article I. Definitions AND INTERPRETATION

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:

“Action” or “Actions” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly owns or controls, is directly or indirectly owned or controlled by, or is directly or indirectly under common ownership or control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Anticorruption Laws” has the meaning set forth in Section 4.20.

“Assignment of Leases” has the meaning set forth in Section 3.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 11.6(b).

“Books and Records” means, with respect to any Person, all books, records, engineering and operational data, charts, surveys, maps, plans, drawings, computer files, permit applications, data, title and other reports, tax tickets, tax appraisals, documents, papers, instruments, correspondence and all other materials of all kinds of such Person (including, without limitation, all correspondence with Governmental Authorities), in each case, in such Person’s possession or locatable after diligent search or requests to third parties in good faith.

“Buchanan” has the meaning set forth in the preamble.

“Buckhorn Lease” means (i) that certain Indenture of Lease dated April 15, 1959, from Buckhorn Coal Company, as lessor, to Consolidation Coal Company, as lessee, of record in the recording offices of Buchanan County, Virginia in Deed Book 173, at Page 20, and Russell County, Virginia in Deed Book 263, at Page 132, as amended.

“Buckhorn Partial Assignment” has the meaning set forth in Section 3.2(f).

“Business Date” or “Business Day” means any day on which national banks are open for business in the city of Charleston, West Virginia.

“Buyer” has the meaning set forth in the preamble.

“Buyer Consent” means any Consents required in connection with the transactions contemplated by this Agreement under that certain Second Amended and Restated Credit and Security Agreement, dated February 15, 2023, among KeyBank National Association, KeyBanc Capital Markets, Inc., Cadence Bank, Associated Bank, National Association, City National Bank and such other lenders time to time a party thereto and Ramaco Resources, Inc., Ramaco Development, LLC, Ram Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC, Ramaco Resources Land Holdings, LLC, Maben Coal LLC, Carbon Resources Development, Inc., Ramaco Coal, Inc. and Ramaco Coal, LLC as Borrowers, as amended from time to time.

“Buyer Indemnitee” has the meaning set forth in Section 11.2.

“Buyer Warranty Breach” has the meaning set forth in Section 11.3(a).

“Cap” has the meaning set forth in Section 11.6(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Coal Leases” has the meaning set forth in Section 2.1(d).

“Coal Mountain Lease” means that certain indenture of Lease dated September 20, 1960 from Coal Mountain Mining Company, as lessor, to Consolidation Coal Company, as lessee, of record in the recording offices of Buchanan County, Virginia in Deed Book 174, at Page 1, Russell County, Virginia in Deed Book 255, at Page 135, and Tazewell County, Virginia 325, at page 222, as amended.

“Coal Mountain Partial Assignment” has the meaning set forth in Section 3.2(f).

“Coal Reserves” means, with respect to any tract or parcel of land and the seams of coal located therein, as applicable, all of the coal, but excluding the Excluded Coal Reserves (defined below).

“Code” means 26 U.S.C. § 1 et seq.

“Collective Bargaining Agreement” means any oral or written Contract or agreement with any collective bargaining representatives, employee representative, trade or labor or management organization or union, group of employees, or works councils or similar representative bodies, including all national or sector specific collective agreements which are applicable to any employees, and any modifications of, or amendments to, such Contract or agreement and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such Contract or agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 20, 2025, by and between Coronado Global Resources, Inc. and Ramaco Resources Land Holdings, LLC.

“Consents” means all consents, approvals, licenses, authorizations, preferential rights, rights of first refusal, option rights, or similar rights.

“CONSOL 2016 Purchase Agreement” means that certain Membership Interest and Asset Purchase Agreement dated February 26, 2016, by and among CONSOL Energy Inc., and certain of its Affiliates, CONSOL Buchanan Mining Company LLC, now known as Buchanan Mining Company LLC, and Coronado IV LLC, as amended or otherwise modified.

“CONSOL Corrective Deeds” means corrective deeds from the CONSOL Entities, or their respective successors in interest, as applicable, to Coronado IV or Buchanan, correcting the Source Deeds from the CONSOL Entities, as necessary, such that all of the right, title and interest of the CONSOL Entities in and to all of the CONSOL Russell Assets are properly conveyed to Coronado IV or Buchanan, as contemplated by the CONSOL 2016 Purchase Agreement, including, without limitation, the provisions of Section 5.24 “Further Assurances” thereof.

“CONSOL Entities” means CONSOL Energy Inc. and its Affiliates, as of the effective date of the CONSOL 2016 Purchase Agreement.

“CONSOL Russell Assets” has the meaning set forth in Section 7.1(b).

“Contamination” means the presence, existence or Release, or threat of Release in surface water, groundwater, soil or subsurface strata of any Hazardous Substance as a result of an emission, discharge or release of any Hazardous Substance to, on, onto or into the Environment.

“Contract” means any legally-binding written or oral contract, understanding, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written and legally binding commitment or undertaking.

“Coronado IV” has the meaning set forth in the preamble.

“De Minimis Amount” has the meaning set forth in Section 11.6(a).

“Disclosure Schedules” means the Schedules attached to this Agreement, as may be supplemented, amended, or otherwise modified pursuant to Section 12.5.

“Easement Instruments” has the meaning set forth in Section 3.2(c).

“Easements” has the meaning set forth in Section 2.1(e).

“Effective Date” has the meaning set forth in the preamble.

“Employee Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements or any kind, and (iii) all other employee benefit plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of either Seller, or with respect to which either Seller has made or is required to made payments, transfers, or contributions, or with respect to which either Seller has or could have any Liability.

“Employment Agreement” means any written or oral management, employment, severance, consulting, non-compete, confidentiality or similar agreement or Contract, including, without limitation, at-will employment arrangements, between either Seller or any ERISA Affiliate of either Seller and any of its or their employees which either Seller has or may have any Liability, contingent or otherwise.

“Encumbrances” means easements, rights of way, options, restrictions, licenses, encroachments, leases, subleases, adverse property rights, joint or cooperative property use agreements, or other real property encumbrances (other than Liens) of any kind or nature.

“Environment” or “Environmental” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, wetlands, drinking water supply, land surface, soil, subsurface strata, indoor surfaces or outdoor or indoor air.

“Environmental Claim” means any Action, Order, Lien, Encumbrance fine, penalty, written notice, or, as to each, any settlement or judgment arising therefrom, by or from any Person asserting liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any non-compliance with any Environmental Law.

“Environmental Law” means any applicable Law in effect as of the Closing Date: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including without limitations, Laws applicable to mining, blasting associated with mining, dams and impoundment; (b) concerning the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, emissions, discharge, Releases or threatened Releases, transportation, processing, production, disposal or remediation of any Hazardous Substances; and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances. The term “Environmental Law” includes, without limitation, the applicable portions of the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; SMCRA; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Endangered Species Act of 1973, 15 U.S.C. §§ 1531 et seq.;

“Environmental Liabilities” means all liabilities associated with an Environmental Claim or Environmental Claims.

“Environmental Permits” means all applicable Permits related to Mining or otherwise required by Mining Laws or Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a controlled group of corporations, under common control or in an affiliated service group with the Company within the meaning of Section 414(b), (c) or (m) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Coal Reserves” has the meaning set forth in Section 2.2(j).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FASB 410” has the meaning set forth in Section 4.13(l).

“FCPA” has the meaning set forth in Section 4.20.

“Fundamental Representations” means (i) the representations and warranties set forth in Section 4.1 (Organization of Sellers), Section 4.2 (Authority of Sellers), Section 4.3 (No Conflicts or Violations), Section 4.5(a) (Title to Purchased Assets), Section 4.14 (Labor Matters), and Section 4.22 (Brokers), and (ii) the special warranty of either Seller set forth in the Special Warranty Deeds.

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

“Hazardous Substance” means, but is not limited to, any solid, liquid, gas, odor, heat, sound, vibration, radiation or other substance or emission that (a) is defined, listed or regulated as hazardous, toxic, a pollutant or a contaminant (or terms of similar regulatory intent and meaning) under applicable Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws (including, without limitation, coal and other minerals, coal refuse, run-of-mine coal, acid mine drainage, petroleum or petroleum products ((including crude oil and any fractions thereof)) methane gas, polychlorinated biphenyls, asbestos, pesticides and radioactive substances), or (b) the presence or existence of which shall at any time give rise, under any theory of law or equity, to Environmental Liability.

“Indebtedness” means, with respect to any Person, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of any Indebtedness or obligation of such Person (i) for borrowed money, (ii) under any credit facility, (iii) evidenced by any note, bond, debenture or other debt security or similar instrument, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person, (v) under letter of credit or similar facilities, (vi) capital lease obligations of such Person, or (vii) under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (b) any guarantees of such Person of any Indebtedness or obligations referred to in clauses (a) of any other Person; provided, however, that Indebtedness does not include any performance bonds, bankers’ acceptances or similar obligations entered into in the ordinary course of business consistent with past practice.

“Indemnitee” has the meaning set forth in Section 11.4.

“Indemnitor” has the meaning set forth in Section 11.4.

“Knowledge” means, with respect to Sellers, and with respect to any fact or matter, the actual knowledge of those Persons identified in Schedule K; provided, that each such Person shall have (i) made reasonable inquiry to any and all relevant employees of Sellers and their Affiliates directly reporting to such Persons and (ii) reasonably reviewed the Disclosure Schedules and the maps attached as exhibits to this Agreement.

“Law” means any statute, law, code, rule, regulation, constitution, ordinance, common law or treaty of any Governmental Authority.

“Leased Coal Reserves” has the meaning set forth in Section 2.1(d).

“Leased Real Property” means, collectively, (i) the Leased Surface Tracts, (ii) the Leased Coal Reserves and (iii) the premises subject to the Coal Leases with respect to which either Seller is obligated to reclaim or maintain in compliance with Mining Laws or Environmental Laws pursuant to such Coal Leases or any Permits.

“Leased Surface Tracts” has the meaning set forth in Section 2.1(c).

“Leases” means, collectively, the Surface Leases and the Coal Leases.

“Liabilities” means any responsibility imposed by law, including any losses, damages, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Liabilities” shall not include punitive, incidental, consequential, special or indirect damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Liens” means all mortgages, deeds of trust, pledges, hypothecations, title retention agreements, voting trust agreements, equitable interests, liens, charges, encumbrances, preferences, or other security interests of any kind, in each case, securing the payment or satisfaction of a monetary debt or obligation.

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any material adverse change in or effect on (a) the ability of Sellers to perform their obligations under this Agreement or their ability to consummate the transactions contemplated hereby, (b) the Purchased Assets, or the value of the Purchased Assets, taken as a whole, (c) the ability of the owner of any of the Purchased Assets to access or mine any material portion of the Owned Coal Reserves or the Leased Coal Reserves, (d) the ability of the owner of the Purchased Assets to access, occupy and quietly enjoy any material portion of the Owned Surface Tracts or the Leased Surface Tracts, or (e) any one or more of the Purchased Assets, or the value of any one or more the Purchased Asset to the extent that such material adverse change or effect causes (i) such Purchased Asset or Purchased Assets to decrease in value by $1,000,000 or more or (ii) the owner of the Purchased Assets to incur costs, expenses or Indebtedness of $1,000,000 or more.

“MCSA” means that certain Amendment and Restatement of Master Cooperation and Safety Agreement dated March 31, 2016 between CONSOL Energy, Inc., et al., Coronado IV LLC, and CONSOL Buchanan Mining Company LLC, now known as Buchanan Mining Company LLC as amended by that First Amendment to Amendment and Restatement of Master Cooperation and Safety Agreement dated December 28, 2017, and as otherwise amended or modified.

“MCSA Partial Assignment” has the meaning set forth in Section 3.2(d).

“MCSA Partial Assignment Memorandum” has the meaning set forth in Section 3.2(e).

“Mining” means the exploration, permitting, extraction, processing, storage and transportation of coal and non-coal minerals and the Reclamation of lands used for such activities or restoration of land, water and any future, current, abandoned or former mines, and of any other environment affected by such mines.

“Mining Claim” means any Proceeding, written notice of non-compliance or violation, written notice of liability or potential liability, or proceeding pursuant to or otherwise relating in any way to any Mining Law or Mining Permit, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Mining Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by a Governmental Agency pursuant to any such laws.

“Mining Laws” means all Laws relating to Mining, including, but not limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Permits” means all applicable Permits related to Mining or otherwise required by Mining Laws or Environmental Laws.

“National Heritage Area” means an area determined to be a component of the National Heritage Area System as defined in the National Heritage Area Act of 2023, Pub. L. No. 117-339, 136 Stat. 6158.

“Non-Assignable Asset” has the meaning set forth in Section 7.4(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of Sellers consistent with Sellers’ past custom and practice (including with respect to quality, quantity and frequency).

“Other Minerals” means, with respect to any tract or parcel of land, all minerals and materials (other than Coal Reserves), including, without limitation, oil and gas, coalbed methane gas, rock, sandstone, limestone, and clay, lying within or under the surface of such tract or parcel of land.

“Owned Coal Reserves” has the meaning set forth in Section 2.1(b).

“Owned Real Property” means, collectively, (i) the Owned Surface Tracts, (ii) the Owned Coal Reserves and (iii) the premises overlying any of the Owned Coal Reserves which Buyer will be required to reclaim or maintain following Closing in compliance with applicable Mining Laws or Environmental Laws, including, without limitation, pursuant to any Permits.

“Owned Surface Tracts” has the meaning set forth in Section 2.1(a).

“Parties” shall mean collectively the Sellers and Buyer, with “Sellers” on the one hand and “Buyer” on the other hand being sometimes individually as a “Party.”

“Permits” means all permits, approvals, authorizations, licenses, variances, registrations, concessions, grants, franchises, filings, consents, qualifications, permissions or similar documents or authorities that are issued or granted by or on behalf of any Governmental Authority, including, but not limited to, Mining Permits.

“Permitted Encumbrances” means (a) the specific Encumbrances set forth on Schedule PE; (b) easements, rights of way, covenants, restrictions, building lines and other Encumbrances (other than those created by or through Sellers or their Affiliates) which would be apparent by a survey or in a physical inspection of the surface of the Owned Real Property and the Leased Real Property, including, without limitation, encroachments, overlaps, boundary line inconsistencies; (c) adverse possession or occupancy by Persons other than Sellers or their Affiliates, of which Sellers do not have any Knowledge; (d) easements, leases, rights of way, covenants, restrictions, out conveyances, reservations, building lines and any other Encumbrances that are recorded in the appropriate recording offices in Buchanan County, Virginia, Russell County, Virginia, and Tazewell County, Virginia, as applicable; (e) zoning classifications and restrictions; (f) restrictions expressly contained in any of the Leases; (g) riparian rights of Persons (other than Sellers or their Affiliates) and rights of Persons (other than Sellers or their Affiliates) to any filled-in lands; (h) (i) the location of streets, roads and ways; (j) any unrecorded leases, licenses, rights of entry, easements or other unrecorded Encumbrances leased or granted to any Person (other than Sellers or their Affiliates) with respect to the Purchased Assets, of which Sellers do not have any Knowledge; (k) any rights or claims of Persons in possession (other than Sellers or their Affiliates), boundary line disputes, overlaps and encroachments of which Sellers do not have any Knowledge; (l) any prescriptive rights, prescriptive uses or prescriptive easements of Persons (other than Sellers or their Affiliates), in each case, of which Sellers do not have any Knowledge; (m) all excepted, reserved and retained rights under the Source Deeds from any of the CONSOL Entities and the source assignments pursuant to which Sellers acquired any Leased Real Property or Leased Coal Reserves from any of the CONSOL Entities, after giving effect to the CONSOL Corrective Deeds; and (n) the MCSA.

“Permitted Liens” means: (a) Liens for Taxes not yet due or being contested in good faith (but if contested, which remain the responsibility of Sellers); (b) landlord’s, mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or which are being contested in good faith (but if contested, which remain the responsibility of Sellers); and (c) Liens of any lessor of either Seller created under or pursuant to any Lease (but not due to a violation or breach of a Lease).

“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, reexamination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Books and Records” has the meaning set forth in Section 2.1(g).

“Reclamation” means all activities and conditions required under Mining Laws and Environmental Laws, or under any Mining Permit, or to prevent, mitigate or otherwise address adverse effects of Mining activities.

“Related Person” means with respect to any Party: (i) the Affiliates of that Party; (ii) any director, officer, employee, stockholder, partner or principal of that Party or any of its Affiliates; (iii) any other Person of which that Party or any of its Affiliates is a director, officer, employee, stockholder, partner or principal; (iv) any Party who directly or indirectly controls or is controlled by, or is under common control with, that Party or any of its Affiliates; and (v) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Hazardous Substances and any closure or post-closure measures, or reclamation activities associated therewith.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person and such Person’s Affiliates.

“Required Consents” has the meaning set forth in Section 4.4.

“Russell Reserves” has the meaning set forth in the recitals.

“Russell Reserves Map” means the map attached hereto as Exhibit A.

“Russell Surface Tracts Map” means the map attached hereto as Exhibit B.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitee” has the meaning set forth in Section 11.3.

“Seller Insurance Schedule” has the meaning set forth in Section 4.17(a).

“Seller Warranty Breach” has the meaning set forth in Section 11.2(a).

“SMCRA” means Surface Mining Control and Reclamation Act of 1977, as amended.

“Source Deed Mining Rights” means, with respect to any of the Owned Coal Reserves, the mining and other appurtenant rights set forth in the Source Deeds pursuant to which Sellers acquired such Owned Coal Reserves.

“Source Deeds” means, collectively, the deeds listed on Schedule SD and any and all other deeds or instruments pursuant to which either Seller was conveyed any ownership interest in and to any of the Owned Surface Tracts or Owned Coal Reserves.

“Special Warranty Deeds” has the meaning set forth in Section 3.2(a).

“Specified Affiliates” means (i) with respect to Sellers, Coronado Global Resources Inc., a Delaware corporation, and any other Affiliate of either Seller that is directly or indirectly wholly owned or controlled by Coronado Global Resources Inc. and (ii) with respect to Buyer, Ramaco Resources, Inc., a Delaware corporation, and any other Affiliate of Buyer that is directly or indirectly wholly owned or controlled by Ramaco Resources, Inc.

“Specified Coal Reserves” means the Coal Reserves within or pertaining to all of the applicable seams of coal as leased or conveyed in the Source Deeds or the Coal Leases, as applicable, and identified within the tracts or parcels of land shown colored in blue for Owned Coal Reserves and yellow for Leased Coal Reserves on the Russell Reserves Map.

“Specified Surface Tracts” means the surface estate of the tracts of land shown colored in orange on the Russell Reserves Map, together with any improvements thereon, any fixtures attached thereto, and all rights appurtenant thereunto.

“Surface Leases” has the meaning set forth in Section 2.1(c).

“Target Closing Date” has the meaning set forth in Section 3.1.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund).

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(a).

“Transaction Documents” means this Agreement, the Special Warranty Deeds, the Assignment of Leases, the MCSA Partial Assignment, the MCSA Partial Assignment Memorandum, the Buckhorn Partial Assignment, the Coal Mountain Partial Assignment, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” has the meaning set forth in Section 4.14(b).

Section 1.2. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Charleston, West Virginia, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement. Unless otherwise clearly indicated, as used herein, (i) the term “Article” or “Articles” refers to one or more of the Articles of this Agreement; (ii) the term “Section” or “Sections” refers to one or more of the Sections of this Agreement, (iii) the term “Schedule” or “Schedules” refers to one or more of the Disclosure Schedules attached hereto, and (iv) the term “Exhibit” or “Exhibits” refers to one or more of the Exhibits attached hereto.

Article II. Purchase and Sale

Section 2.1. Purchase and Sale of Assets. For good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, and subject to the terms and conditions set forth herein, at the Closing, Sellers hereby agree to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the following assets, wherever located, in each case, after giving effect to the CONSOL Corrective Deeds (collectively, the “Purchased Assets”):

(a)	all of the surface estate of the tracts or parcels of land identified on Schedule 2.1(a) containing approximately 132 acres, whether more or less, in the aggregate, situated partly in Russell County, Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, being shown colored in orange on the Russell Surface Tracts Map, and any and all other surface lands owned by either Seller within the outside boundaries of the Russell Reserves, in each case, together with all improvements thereon, all fixtures attached thereto and all appurtenances thereunto belonging (collectively, the “Owned Surface Tracts”);

(b)	all of the Coal Reserves lying in, on or under the tracts or parcels of land identified on Schedule 2.1(b) containing approximately 2,734 acres, whether more or less, in the aggregate, situated partly in Russell County, Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, and any and all other Coal Reserves owned by either Seller within the outside boundaries of the Russell Reserves, in each case, together with all mining, surface-use and other rights appurtenant thereto (collectively, the “Owned Coal Reserves”);

(c)	all of the surface estate of the tracts or parcels of land identified on Schedule 2.1(c), situated partly in Russell County, Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, being shown striped with pink (or magenta) and white diagonal lines on the Russell Surface Tracts Map, and any and all other surface lands leased by either Seller within the outside boundaries of the Russell Reserves, in each case, together with all improvements thereon, all fixtures attached thereto and all appurtenances thereunto belonging leased to either Seller (collectively, the “Leased Surface Tracts”), together with all of the leases and other instruments pursuant to which either Seller leases any of the Leased Surface Tracts, as the same have been amended, supplemented or otherwise modified (collectively, the “Surface Leases”), and any Other Minerals or additional rights leased by either Seller pursuant to such Surface Leases;

(d)	all of the Coal Reserves leased by either Seller within the tracts or parcels of land identified on Schedule 2.1(d) containing approximately 22,117 acres, whether more or less, situated partly in Russell County, Virginia, Buchanan County, Virginia, and Tazewell County, Virginia, and any and all other Coal Reserves leased by either Seller within the outside boundaries of the Russell Reserves, in each case, together with all mining, surface-use and other rights appurtenant thereto, leased to either Seller (collectively, the “Leased Coal Reserves”), together with all of the leases and other instruments pursuant to which either Seller leases any of the Leased Coal Reserves, as the same have been amended, supplemented or otherwise modified (collectively, the “Coal Leases”), and any Other Minerals or additional rights leased by either Seller pursuant to such Coal Leases, in each case;

(e)	all easements, rights of way, rights of entry or similar access rights owned or leased by either Seller set forth on Schedule 2.1(e), and any and all other easements, rights of way, rights of entry, rights to use haul roads, or similar access rights owned, held or leased by either Seller which are located, in whole or in part, within the outside boundaries of the Russell Reserves or in any way benefit or pertain to the Russell Reserves (including, without limitation, any of the Owned Real Property or the Leased Real Property) or the access, operation, or use thereof (collectively, the “Easements”);

(f)	all prepaid expenses, credits, advanced payments, rights of recovery, rights of set off, rights of recoupment, deposits, charges, sums and fees (excepting ad valorem Taxes), in each case to the extent relating to the Purchased Assets;

(g)	all Books and Records of Sellers and their Affiliates relating in any way to the Purchased Assets (collectively, the “Purchased Books and Records”);

(h)	all of the rights of Sellers under the MCSA as they relate to the Purchased Assets, which are to be assigned to Buyer pursuant to the MCSA Partial Assignment, subject to the rights under the MCSA retained by Sellers pursuant to the MCSA, and the MCSA Partial Assignment; and

(i)	all Other Minerals owned by either Seller within the outside boundary of the Russell Reserves, if any.

Section 2.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets do not include, Sellers shall retain all right, title and interest in, to and under, and Buyer will in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in, any of the following assets (collectively, the “Excluded Assets”):

(a)	any cash or cash equivalents of Sellers;

(b)	any accounts or notes receivable held by Sellers or any security, claim, remedy or other right related to any of the foregoing;

(c)	all Other Minerals and mining or extraction rights pertaining thereto owned by third parties (other than Sellers or their Affiliates), other than those leased to either Seller pursuant to any of the Leases (if applicable);

(d)	the rights that accrue or may accrue to Sellers under this Agreement and the other Transaction Documents;

(e)	the insurance policies of Sellers and the rights thereunder;

(f)	all personnel records and other records that Sellers are required by law to retain in their possession;

(g)	all of the properties or assets specifically listed on Schedule 2.2(g);

(h)	all rights of Sellers under the MCSA not assigned to Buyer under the MCSA Partial Assignment;

(i)	all rights expressly retained by Sellers, as applicable, under the (i) Buckhorn Partial Assignment and Coal Mountain Partial Assignment; and

(j)	all Coal Reserves and mining and extraction rights appurtenant thereto lying outside the boundary identified as the Russell Reserve boundary on the Russell Reserves Map (the “Excluded Coal Reserves”).

In the event of any conflict or inconsistency between the Disclosure Schedules under Sections 2.1 and 2.2, the Disclosure Schedules at Section 2.2 shall be controlling on the Parties.

Section 2.3. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)	all Liabilities of Sellers related to the Leases; provided, however, that Buyer will not assume or be responsible for any such Liabilities or obligations that exist as of the Closing Date or that arise from (i) amounts due and payable under the Leases attributable to the period on or prior to the Closing Date or (ii) breaches of, or defaults under, any of the Leases by Seller occurring or existing on or prior to the Closing Date (even if the claim for any such amount, breach or default is brought after the Closing Date but relates to an event, Liability or occurrence on or prior to the Closing Date);

(b)	any Liability attributable to or resulting from any product to the extent sold by or on behalf of Buyer after the Closing;

(c)	all Liabilities and obligations arising from or relating to the ownership and operation of the Purchased Assets after the Closing; provided, however, that Buyer shall not assume Liability with respect to matters for which Sellers are expressly required to provide indemnification to Buyer under Section 11.2, including, without limitation, any Losses or Liability resulting from or relating to a Seller Warranty Breach;

(d)	all Liabilities and obligations under the MCSA which are expressly assumed by Buyer pursuant to the MCSA Partial Assignment; and

(e)	all Liabilities and obligations under the Buckhorn Lease and Coal Mountain Lease which are expressly assumed by Buyer pursuant to the Buckhorn Partial Assignment and Coal Mountain Partial Assignment.

Section 2.4. Excluded Liabilities. The Assumed Liabilities do not include, and Buyer shall not assume, any Liability or obligation of Sellers other than those specifically identified in Section 2.3, and, without in any way limiting the generality of the foregoing, the Assumed Liabilities do not include the following, all of which Liabilities shall be paid, performed and observed by Sellers (the Liabilities so retained by Sellers and not assumed by Buyer are hereinafter referred to as the “Excluded Liabilities”):

(a)	any Liability or obligation arising from or relating to trade payables or accounts payable of Seller or any of its Affiliates to third parties, whether arising or accruing before or after the Closing;

(b)	any Liability or obligation of either Seller or any of its Affiliates for Taxes (other than as prorated hereunder);

(c)	any Liability of either Seller or any of its Affiliates pursuant to any Proceeding that (i) exists on or prior to the Closing Date or (ii) is initiated after the Closing (other than with respect to an Assumed Liability); provided, however, that Sellers shall not retain Liability with respect to matters for which Buyer is expressly required to provide indemnification to Sellers under Section 11.3;

(d)	any Liability arising out of any notice of violation, citation, cessation order or other violation issued, written or noticed by any Governmental Authority under or with respect to any of Sellers’ or its Affiliates’ Permits;

(e)	any Liability or obligation of either Seller or any of its Affiliates arising from or relating to any Employee Plans, Employment Agreements or Collective Bargaining Agreement, including, without limitation, (i) all Liabilities of Sellers or its Affiliates relating to the compensation and benefits (including stock options and other equity-based compensation), salary, commissions and bonuses payable or granted to, incurred, or earned or accrued, or which should have been accrued, in respect of service performed by, employees of Seller or its Affiliates, and (ii) any Liability related to the employment or termination of any employee of either Seller or any of its Affiliates (including any workers’ compensation claims, occupational injury, discrimination claims, payroll, employment compensation plan, program, agreement or arrangement of either Seller or any of its Affiliates and any termination in connection with the consummation of the transactions contemplated by this Agreement);

(f)	any Liability of either Seller or any of its Affiliates related to any royalty, rental or other payment obligation under any of the Leases relating to the period on or prior to the Closing Date;

(g)	any Liability or obligation of either Seller or any of its Affiliates arising from or related to any Contracts (except for those Liabilities and obligations under the MCSA which are expressly assumed by Buyer pursuant to the MCSA Partial Assignment);

(h)	any Liability attributable to or resulting from any product produced from or with any of the Purchased Assets sold by or on behalf of either Seller or any of its Affiliates;

(i)	all Liabilities related to Indebtedness of either Seller or any of its Affiliates (other than Assumed Liabilities under Section 2.3);

(j)	any Liability or obligation of either Seller or any of its Affiliates that is not directly related to the Purchased Assets; and

(k)	all other Liabilities or obligations of Sellers and their respective Affiliates that are not Assumed Liabilities.

Section 2.5. Purchase Price. The purchase price for the Purchased Assets shall be the sum of Fifteen Million Dollars ($15,000,000.00), subject to adjustments as provided for in Article VIII or elsewhere in the Agreement, or as otherwise agreed upon in writing by the Parties (the “Purchase Price”), which amount shall be due and payable to Seller at the Closing.

Section 2.6. Allocation of Purchase Price. To the extent required by the Code, the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets (including Tax and financial accounting purposes) in accordance with a schedule in form and substance reasonably satisfactory to both Buyer and Sellers prepared by the Parties prior to the Closing (the “Allocation Schedule”). To the extent required, the Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. To the extent applicable, Buyer and Sellers shall file all Tax Returns pertaining to the transactions contemplated by this Agreement and the other Transaction Documents in a manner consistent with the Allocation Schedule.

Article III. Closing

Section 3.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Steptoe & Johnson PLLC, located at 707 Virginia Street East, 17th Floor, Charleston, West Virginia 25301, on or before the latter of (a) October 31, 2025, and (b) the tenth (10th) Business Day immediately following the execution, delivery, and appropriate recordation of all of the CONSOL Corrective Deeds; provided, that the closing date shall occur on or before November 22, 2025 unless agreed to in writing by Sellers and Buyer (the “Target Closing Date”), subject thereafter to Section 10.1(a). The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 3.2. Closing Deliverables of Sellers. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall deliver to Buyer the following:

(a)	special warranty deeds, in form and substance reasonably satisfactory to both Buyer and Sellers, conveying to Buyer all of Seller’s right, title and interest in and to (i) the Owned Surface Tracts, (ii) the Owned Coal Reserves and (iii) only to the extent applicable, any Other Minerals and appurtenant rights owned by either Seller within the outside boundary of the Russell Reserves Map (the “Special Warranty Deeds”), duly executed by Sellers, as applicable, and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia and Tazewell County, Virginia, as applicable;

(b)	an assignment and assumption agreement, in form and substance reasonably satisfactory to both Buyer and Sellers, assigning to Buyer all of Sellers’ right, title and interest in and to (i) the Coal Leases (other than the Buckhorn Lease and the Coal Mountain Lease) and the Leased Coal Reserves and all other rights and interests leased by either Seller pursuant thereto, (ii) the Surface Leases and the Leased Surface Tracts and all other rights and interests leased by either Seller pursuant thereto, and (iii) all prepaid expenses, rentals and royalties related to the Leases, and all rights to recoupment and setoff with respect thereto (the “Assignment of Leases”), duly executed by Sellers, as applicable, and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia and Tazewell County, Virginia, as applicable;

(c)	deeds of easement, leases, assignments and other instruments, as applicable, in form and substance reasonably satisfactory to both Buyer and Sellers, granting, transferring and assigning to Buyer, as applicable, all of Sellers’ right, title and interest in and to the Easements (other than those which are assigned or partially assigned to Buyer pursuant to other Transaction Documents) (the “Easement Instruments”), duly executed by Sellers, as applicable, and duly notarized in recordable form for recordation in Russell County, Virginia and Tazewell County, Virginia, as applicable;

(d)	a partial assignment and assumption of the MCSA, in form and substance reasonably satisfactory to both Buyer and Sellers (the “MCSA Partial Assignment”), duly executed by Coronado IV and Buchanan;

(e)	a memorandum of the MCSA Partial Assignment, in form and substance reasonably satisfactory to both Buyer and Sellers (the “MCSA Partial Assignment Memorandum”), duly executed by Coronado IV and Buchanan, and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia, Tazewell County, Virginia, and McDowell County, West Virginia;

(f)	a partial assignment and assumption of the (i) Buckhorn Lease, in form and substance reasonably satisfactory to both Buyer and Sellers (the “Buckhorn Partial Assignment”) and (ii) Coal Mountain Lease in the form and substance reasonably satisfactory to both Buyer and Sellers (the “Coal Mountain Partial Assignment”), both duly executed by Sellers; provided, that the Buckhorn Partial Assignment and Coal Mountain Partial Assignment shall each address (i) the proration of the minimum rental or royalty balances and requirements under the Buckhorn Lease and the Coal Mountain Lease, respectively, (ii) the recoupment rights pertaining thereto, amongst Buyer and Sellers, as applicable, and (iii) the bifurcation of the tax reimbursements owed to the lessors thereunder, in each case, on a reasonable basis mutually acceptable to Buyer and Sellers in good faith, based on their respective leased mining rights thereunder;

(g)	to the extent obtained in accordance with Section 6.7, duly executed copies of Sellers’ Required Consents from their respective counterparties;

(h)	written wire instructions for a bank account designated by Seller for its receipt of Buyer’s payment of the Purchase Price;

(i)	a duly executed certificate of the Secretary (or equivalent officer or manager) of each Seller certifying as to (i) the resolutions of the board of directors (or managers) and the owner of such Seller and the board of directors of such Seller’s ultimate corporate parent, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein and (ii) the names and signatures of the officers (or managers) of such Seller authorized to sign this Agreement and the other Transaction Documents;

(j)	the Allocation Schedule (if required by the Code);

(k)	the Seller Insurance Schedule;

(l)	duly executed deed of trust releases in recordable form, and true and correct copies of duly filed UCC-3 financing statement terminations or amendments, as applicable, releasing each of the Liens on Purchased Assets set forth on Schedule 4.16; and

(m)	such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to or evidence the transactions contemplated by this Agreement.

Section 3.3. Closing Deliverables of Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyers shall deliver to Sellers the following:

(a)	the Special Warranty Deeds, duly executed by Buyer and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia and Tazewell County, Virginia, as applicable;

(b)	the Assignment of Leases, duly executed by Buyer and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia and Tazewell County, Virginia, as applicable;

(c)	the Easement Instruments, duly executed by Buyer and duly notarized in recordable form for recordation in Buchanan County, Virginia, Russell County, Virginia and Tazewell County, Virginia, as applicable;

(d)	the MCSA Partial Assignment, duly executed by Buyer;

(e)	the MCSA Partial Assignment Memorandum, duly executed by Buyer and duly notarized in recordable form for recordation in Buchanan County. Virginia, Russell County, Virginia, Tazewell County, Virginia, and McDowell County, West Virginia;

(f)	the Buckhorn Partial Assignment, duly executed by Buyer;

(g)	the Coal Mountain Partial Assignment, duly executed by Buyer;

(h)	the Purchase Price, by wire transfer of immediately available funds to the bank account designated by Sellers in the written wire instructions provided to Buyer in accordance with Section 3.2(h);

(i)	a duly executed certificate of the Secretary (or equivalent officer or manager) of Buyer certifying as to (i) the resolutions of the board of directors (or managers) and the owner of Buyer and the board of directors of Buyer’s ultimate corporate parent, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein and (ii) the names and signatures of the officers (or managers) of Buyer authorized to sign this Agreement and the other Transaction Documents; and

(j)	the Allocation Schedule (if required by the Code); and

(k)	such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to or evidence the transactions contemplated by this Agreement.

Article IV. Representations and Warranties of SellerS

Each Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date (other than representations and warranties that are made as of a specific date which are made only as of such date) as follows:

Section 4.1. Organization of Sellers. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller is duly qualified to conduct business in, and is in good standing under the Laws of, the State of West Virginia and the Commonwealth of Virginia.

Section 4.2. Authority of Sellers. The execution and delivery by Sellers of this Agreement and all of the other Transaction Documents to which Seller is a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company actions on the part of Sellers. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3. No Conflicts or Violations. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any of the other Transaction Documents by Sellers, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of the terms and compliance with the provisions hereof and thereof, will, directly or indirectly (with or without notice of lapse of time or both): (a) contravene, conflict with or result in a violation of (i) any provision of the articles of organization or operating agreement of Sellers or (ii) any resolution or consent adopted by the managers or members, as applicable, of Sellers; (b) contravene, conflict with or result in a violation of any Law or Order applicable to Sellers or any of the Purchased Assets or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the other Transaction Documents; (c) result in the imposition or creation of any Lien (other than a Permitted Lien) or Encumbrance (other than a Permitted Encumbrance) upon the Purchased Assets, or otherwise have a Material Adverse Effect upon any of the Purchased Assets; or (d) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation (including severance payment obligations) under, or the right to terminate or accelerate, or constitute a default under the terms of any note, deed, mortgage, Contract or oral understanding to which either Seller is a party or by which any of the Purchased Assets are bound.

Section 4.4. Required Consents, Covenants of Assumption, and Notice. Assuming that all Consents identified on Schedule 4.4(a) (collectively, the “Required Consents”) have been obtained, and all covenants of assumption, notices, and filings listed on Schedule 4.4(b) have been made, neither the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, nor the fulfilment of the terms and compliance with the provisions hereof and thereof, will, directly or indirectly (with or without notice or lapse of time or both), require any Consents of, action by, filing with, or notification to third parties, including, without limitation, lessors, lenders or Governmental Authorities.

Section 4.5. Title to Purchased Assets.

(a) Except as set forth on Schedule 4.5(a), after giving effect to the CONSOL Corrective Deeds, Sellers warrant specially title to, or valid and, to Sellers’ Knowledge, enforceable leasehold interests in, as applicable, all of the Purchased Assets, free and clear of any Liens and Encumbrances (other than Permitted Liens and Permitted Encumbrances).

(b) To Sellers’ knowledge, except as set forth on Schedule 4.5(b), there are no Liens or Encumbrances created prior to March 31, 2016 that would have a Material Adverse Effect; provided, however, that such representation shall not extend to any portion of such Liens or Encumbrances attributable to areas where Buyer, or Buyer’s Affiliates, already has an owned or leased interest on the Closing Date. For purposes of this Section 4.5(b), Seller’s knowledge shall be limited to the actual knowledge of the individuals identified on Schedule K as of the Closing Date, with no duty to make any inquiry. This Section 4.5(b) shall be subject to the Cap provision set forth in Section 11.6(c); provided, however, that for purposes of this Section 4.5(b) the Cap shall be limited to One Million Dollars ($1,000,000.00).

Section 4.6. Owned Real Property.

(a)	Warranty of Title to Owned Real Property. By the Special Warranty Deeds, Sellers will convey unto Buyer, and will warrant Specially unto Buyer, good and marketable title in and to all of the Owned Surface Tracts and Owned Coal Reserves, free and clear of all Liens and Encumbrances (other than Permitted Liens and Permitted Encumbrances).

(b)	Owned Real Property Listing; Source Deeds. To Sellers’ Knowledge, Schedule 2.1(a) and Schedule 2.1(b), as applicable, contain a complete list of all of the tracts or parcels of the Owned Surface Tracts and Owned Coal Reserves, with reference to the Source Deed pursuant to which Sellers acquired the same. Sellers have furnished to Buyer true and complete copies of all of the Source Deeds.

(c)	Owned Surface Tracts. To Sellers’ Knowledge, (i) the Owned Surface Tracts include, without limitation, the Specified Surface Tracts, and (ii) no Person (other than Sellers) has any interest, option, first refusal or first opportunity right with respect to any portion of the Owned Surface Tracts.

(d)	Owned Coal Reserves. To Sellers’ Knowledge, (i) the Owned Coal Reserves include, without limitation, the Specified Coal Reserves, together with the Source Deed Mining Rights, which are appurtenant thereto, and (ii) no Person (other than Sellers) has any interest, option, first refusal or first opportunity right with respect to any portion of the Owned Coal Reserves.

(e)	Eminent Domain; Absence of Certain Encumbrances. There are no actions in eminent domain or other similar customs pending or, to Sellers’ Knowledge threatened against the Owned Surface Tracts or the Owned Coal Reserves. Except as set forth on Schedule 4.6(e), no Seller has granted any Person any lease, sublease, right of entry, license or other right to enter onto, possess or use any of the Owned Real Property.

(f)	Compliance with Instruments and Certain Laws. To Sellers’ Knowledge, the present use and operation of the Owned Real Property by Sellers does not violate any instrument of record or any Contract or agreement affecting the Owned Real Property. No Seller has received any written notice of violation or written claimed violation of any applicable building, zoning, subdivision or other land use or similar Law in connection with the use or operation of the Owned Real Property.

(g)	Source Deeds and Exceptions Instruments. Sellers have furnished to Buyer true and complete copies of all of the deeds and other instruments referenced in the Source Deeds, including, without limitation, those referenced on the schedules or exhibits attached to the Source Deeds.

Section 4.7. Leased Real Property.

(a)	Leases and Lease Modification Instruments. To Sellers’ Knowledge, Schedule 2.1(c) and Schedule 2.1(d), as applicable, contain a complete list of all of the Coal Leases and Surface Leases and all amendments, supplements, assignments, partial assignments and other modifications relating thereto, together with the recoupable minimum rental or royalty balance of each of Lease as of the Effective Date of this Agreement. Sellers have furnished to Buyer true and complete copies of all of the Coal Leases and Surface Leases and all amendments, supplements, assignments, partial assignments and other modifications relating thereto.

(b)	Enforceability of Leasehold Interests. To Sellers’ Knowledge, all of the Leases are binding, enforceable and in full force and effect and have not expired or been terminated. Except as set forth on Schedule 4.7(b), since March 31, 2016, Sellers have been paying all annual rentals and minimum royalties which are payable under each of the Leases.

(c)	Leased Surface Tracts. To Sellers’ Knowledge, the Leased Surface Tracts include, without limitation, the tracts or parcels of land shown striped with pink (or magenta) and white diagonal lines on the Russell Surface Tracts Map.

(d)	Leased Coal Reserves. To Sellers’ Knowledge, the Leased Coal Reserves include, without limitation, with respect to each of the tracts or parcels of land shown colored in light blue on the Russell Reserves Map, the coal seams expressly leased to the applicable lessee under the Coal Lease referenced in such tract or parcel of land, together with the appurtenant mining and other rights leased to the lessee thereunder.

(e)	Compliance with Leases. No Seller is in breach or default of any royalty, rental or other payment obligation under any of the Leases, including, without limitation, tax reimbursement obligations. Sellers are in compliance in all material respect with all of the non-monetary obligations of Sellers under each of the Leases. To the extent required under the Leases or by Laws, Sellers have paid in full all ad valorem property Taxes and other assessments levied on any of the Leased Real Property that have heretofore become due, and there are no agreements for payment to be deferred beyond the statutory due date in connection therewith. Neither the execution and delivery of this Agreement and the other Transaction Documents by Sellers, nor the performance of Sellers’ obligations hereunder or thereunder, constitutes or will constitute a breach, default or event of default under any of the Leases, or give any Person the right to terminate any of the Leases, upon receipt of all Required Consents pertaining thereto.

(f)	Eminent Domain and Absence of Certain Encumbrances. Except as set forth on Schedule 4.7(f), (i) there are no actions in eminent domain or other similar customs pending or, to Sellers’ Knowledge, threatened, against any of the Leased Real Property and (ii) no Seller has granted any Person any sublease, right of entry, license or other right to enter onto, possess or use any of the Leased Real Property.

Section 4.8. Easements. Except as set forth on Schedule 4.8, the Easements include all of the easements, rights of way, rights of entry and similar access rights of Sellers relating to the Purchased Assets. To Sellers’ Knowledge, each of the Easements is valid and enforceable and assignable or transferable. Sellers have the right to assign, transfer or convey each of the Easements (including all of Sellers’ rights thereunder) to Buyer without the Consent of any third party.

Section 4.9. Contracts. With the exception of this Agreement, the Leases, the Easements, the MCSA, and the items listed in Schedule 4.16, to Sellers’ Knowledge there are no Contracts related to the Purchased Assets or by which the Purchased Assets are bound.

Section 4.10. Purchased Books and Records.

(a)	Sellers have furnished or made available to Buyer true and complete copies of all of the Purchased Books and Records. Without limiting the foregoing:

(i)	Sellers have made available to Buyer all information pertaining to drilling programs, geological data and core samples in its possession or under its control that pertain to the Owned Real Property (including the Owned Coal Reserves) or the Leased Real Property (including the Leased Coal Reserves). Sellers have made available to Buyer all studies in its possession of the coal quality of the Owned Coal Reserves or the Leased Coal Reserves and all updates to such studies that (i) were prepared by, or at the request of, either Seller or (ii) are in the possession of, or under the control of, either Seller.

(ii)	Sellers have made available to Buyer true and complete copies of all other geological surveys and data, logs, test hole locations, reserve data, coal measurements, lithologic data, coal reserve calculations, mine plans, adjacent, above, below, and/or abandoned mines information, engineering studies, seismic records, shot points, field notes, interpretations and programs and all other seismic, technical, geological and geophysical information, data, reports and studies relating in any way to any of the Purchased Assets (including the Owned Real Property and the Leased Real Property) that (i) were prepared by, or at the request of either Seller or (ii) are in the possession of, or under the control of, either Seller.

(b)	All of the Purchased Books and Records are assignable or transferable, and Sellers have the right to assign or transfer all of the Purchased Books and Records to Buyer without the Consent of any third party, including, without limitation, any Affiliate of either Seller.

Section 4.11. Litigation. Except as set forth on Schedule 4.11, there is no instance in which either Seller or any of the Purchased Assets is (a) subject to any unsatisfied Order relating to or in connection with any of the Purchased Assets, or (b) a party or subject to, or, to Sellers’ Knowledge, threatened to be made a party or subject to, any Proceeding relating to or in connection with any of the Purchased Assets. To Sellers’ Knowledge, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding to which either Seller could be a party or to which any of the Purchased Assets may become subject. There is no Order and no Proceeding pending or, to Sellers’ Knowledge, threatened that questions the validity of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, or that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or any of the other Transaction Documents, or would otherwise prevent either Seller from complying with the terms of this Agreement. None of the items set forth on Schedule 4.11 (or required to be set forth on Schedule 4.11), if adversely determined, could reasonably be expected to have a Material Adverse Effect. Neither Seller has received any written notice from any Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which either Seller or any of the Purchased Assets is or has been subject. No Seller intends to commence a Proceeding relating to any of the Purchased Assets, nor has any event occurred or circumstances exist that could give rise to or serve as a basis for the commencement by either Seller of any such Proceeding.

Section 4.12. Compliance with Laws. Except as set forth on Schedule 4.12 and Schedule 4.13, Sellers and the Purchased Assets are in compliance, in all material respects, with all applicable Laws and Orders applicable to any of the Purchased Assets as they pertain to any of the Purchased Assets or the ownership, occupation or use thereof. No Seller has received any written notice of or been charged with the violation of any Laws relating to or in connection with any of the Purchased Assets. No Seller has received written notice that it is under investigation with respect to the violation of any Laws relating to or in connection with any of the Purchased Assets, and, to Sellers’ Knowledge, there are no facts or circumstances which could form the basis for any such violation. To Sellers’ Knowledge, no proposed Order exists that would be applicable to either Seller or any of the Purchased Assets which would have a Material Adverse Effect. There are no Permits affecting the Purchased Assets.

Section 4.13. Mining and Environmental Matters. Except as expressly set forth on Schedule 4.13:

(a)	To Sellers’ Knowledge, each Seller is, and since March 31, 2016, has been, in compliance in all material respects with all Mining Laws and Environmental Laws in respect of all of the Purchased Assets except with respect to violations that have been abated or resolved. To Sellers’ Knowledge, the Purchased Assets are, and since March 31, 2016, have been, in compliance in all material respects with all Mining Laws and Environmental Laws except with respect to violations that have been abated or resolved.

(b)	There are no past, pending nor threatened Environmental Claims, Mining Claims or other actions to deny, revoke or terminate any Mining Permits possessed or applied for by either Seller in connection with any of the Purchased Assets, and there has not been any such Environmental Claim or Mining Claim in the past five years except with respect to violations that have been abated or resolved. Except as set forth on Schedule 4.13, to Sellers’ Knowledge, there are no polychlorinated biphenyls or any asbestos or asbestos containing materials located on, under or within any of the Purchased Assets, and neither Seller has sold from any of the Purchased Assets, or pursuant to any operations conducted in connection therewith, any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way. There are no pending Environmental Claims or, to Sellers’ Knowledge, threatened Environmental Claims against either Seller or any of the Purchased Assets. None of the Purchased Assets is subject to any outstanding Order under any Environmental Law or Mining Law, and no Seller is subject to any outstanding Order under any Environmental Law or Mining Law in connection with or relating to any of the Purchased Assets. No Seller has Released any Hazardous Substances, and, to Sellers’ Knowledge, there has been no Release or threatened Release of any Hazardous Substances, on or at any of the Owned Real Property or Leased Real Property in a manner that would reasonably be expected to result in Liability under any Environmental Law or Mining Law except pursuant to, and in compliance with, a Permit. To Sellers’ Knowledge, there are no existing facts, circumstances, conditions or occurrences that could reasonably be expected to give rise to any Environmental Claims or Mining Claims against either Seller or any of the Purchased Assets which could reasonably be expected to result in a Material Adverse Effect.

(c)	No Seller or, to Sellers’ Knowledge, any other Person has located, any underground storage tanks on any of the Owned Real Property or Leased Real Property. Except for the disposal of coal refuse and other substances in compliance with Mining Permits or Environmental Permits and Environmental Laws and Mining Laws, (i) no Seller has placed any regulated waste products or byproducts in any pit or other location on any of the Owned Real Property or the Leased Real Property or any surface properties pertaining thereto, and (ii) to Sellers’ Knowledge, no regulated waste products or byproducts have been placed in any pit or other location on any of the Owned Real Property or the Leased Real Property or any surface properties pertaining thereto. There are no active, and to Sellers’ Knowledge, have been no, landfills or coal refuse disposal areas located at, on, in or under the any of the Owned Real Property or Leased Real Property.

(d)	Except as set forth on Schedule 4.13, (i) all past violations of Environmental Laws or Mining Laws by either Seller with respect to the Purchased Assets have been resolved with no ongoing or outstanding obligations of any kind and (ii) to Sellers’ Knowledge, all past violations of Environmental Laws or Mining Laws by any other Person with respect to the Purchased Assets have been resolved with no ongoing or outstanding obligations of any kind.

(e)	To Sellers’ Knowledge, no Contamination exists on, about, above, under or beneath any of the Owned Real Property or Leased Real Property which could give rise to a material Environmental Liability. To Sellers’ Knowledge, none of the Owned Real Property or Leased Real Property has any associated acid mine drainage, other than any such acid mine drainage which is currently receiving treatment to the extent required by Environmental Laws and Mining Laws and for which there are, and have been, no Environmental Claims or Mining Claims.

(f)	No Seller has received written notice of or has Knowledge of:

(i)	any claim, demand, information request, investigation, enforcement action, Environmental Liability, statutory Lien or other action instituted or threatened against either Seller or any of the Purchased Assets by a Governmental Authority pursuant to any Environmental Law or Mining Law except with respect to violations that have been abated or otherwise resolved;

(ii)	any claim, demand notice, suit or action, made or threatened by any Person or entity against either Seller or any of the Purchased Assets, relating to (A) actual or alleged Contamination at, on, about, above, beneath or arising from any of the Owned Real Property or Leased Real Property, or (B) any alleged violation of Environmental Laws or Mining Laws by either Seller or either Seller’s predecessors-in-interest in and to the Owned Real Property or the Leased Real Property, except with respect to violations that have been abated or otherwise resolved; or

(iii)	any communication to or from any Governmental Authority arising out of or in connection with actual or alleged Contamination under, on, about, above or beneath the Owned Real Property or Leased Real Property, or arising in connection with the ownership, occupancy, use or operation of any of the Purchased Assets, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule, except with respect to violations that have been abated or otherwise resolved.

(g)	No Hazardous Substances generated by either Seller, or, to Sellers’ Knowledge, generated by either Seller’s predecessors-in-interest in and to any of the Purchased Assets, have ever been directly or indirectly sent, transferred, transported to, treated, stored or disposed of at any site identified by a Governmental Authority as requiring or recommended for environmental investigation or cleanup.

(h)	None of the Owned Real Property or Leased Real Property has been identified by any Governmental Authority as requiring or recommended for environmental investigation or cleanup, including Reclamation, since March 31, 2016, or, to Sellers’ Knowledge, prior thereto.

(i)	No Seller has assumed, undertaken or otherwise become subject to any Liability of any other Person, by contract or operation of law, relating to or arising under any Environmental Law or Mining Law in connection with any of the Purchased Assets, including any related to any Contamination or Remedial Action.

(j)	Sellers have provided Buyer with copies of all documents, records and information in either Seller’s possession or control related to any of the Purchased Assets concerning Environmental Liabilities or potential Liability under Mining Laws or Environmental Laws. There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by either Seller in relation to any of the Purchased Assets which disclose any potential basis for Environmental Claims or Mining Claims.

(k)	All Reclamation performed by or on behalf of either Seller in connection with the Purchased Assets, and, to Sellers’ Knowledge, all Reclamation performed by or on behalf of all predecessors-in-interest of either Seller in connection with the Purchased Assets, has been performed in a manner that complies with the requirements of all applicable Mining Permits and all Mining Laws and Environmental Laws.

(l)	The Liability for mine closing and reclamation obligations recorded on any balance sheet of Sellers provided to Buyer has been properly accrued in accordance with the requirements of Financial Accounting Standards Board Codification Topic 410, Asset Retirement and Environmental Obligations, formerly known as Financial Accounting Standard No. 143 (“FASB 410”), and the amount of such Liability is equal to or in excess of the amount of such obligations, determined on the basis of Sellers’ actual historic reclamation and closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Laws.

(m)	To Sellers’ Knowledge, none of the Owned Real Property or Leased Real Property or any surface tracts pertaining thereto constitutes tribal lands, land subject to treatment as a National Heritage Area, burial lands or cemeteries, lands where either Seller’s valid existing rights as defined by the SMCRA have been challenged, lands that have been challenged as or declared unsuitable for mining under SMCRA, lands designated as critical habitat under the Endangered Species Act or lands as to which Mining rights are otherwise restricted or limited by Governmental Authorities or Contract.

(n)	To Sellers’ Knowledge, there are no pre-historic or historic archeological sites that could reasonably be expected to impede the mining of the Owned Coal Reserves or the Leased Coal Reserves, or restrict or limit any Mining rights pertaining to any of the Owned Real Property or Leased Real Property.

Section 4.14. Labor Matters.

(a)	Except as set forth on Schedule 4.14(a), (i) no Seller or any of its Affiliates is a party to, bound by, or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement relating to, or that may affect, any of the Purchased Assets, and (ii) to Sellers’ Knowledge, there is no activity or proceeding by any labor union or organization or representative thereof to organize any current or future employees of Sellers in respect of operations relating to any of the Purchased Assets. Neither the consummation of the transactions contemplated by this Agreement nor the acquisition of the Purchased Assets by Buyer pursuant to the Transaction Documents will subject Buyer or any of its Affiliates to any successor liability with respect to any Collective Bargaining Agreement or entitle any Person to be employed by Buyer or any of its Affiliates pursuant to any so-called “panel” rights.

(b)	Except as set forth on Schedule 4.14(b), no Seller has any employees, and no Affiliate of either Seller has any employees whose employment is in any way related to the Purchased Assets. Since March 31, 2016, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (“WARN Act”) relating to any of the Purchased Assets, and no Seller nor any of its Affiliates has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any state, local or foreign law or regulation which is similar to the WARN Act.

(c)	Neither this agreement nor any of the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, nor the exercise, observance or performance of any Party hereto or thereto or any of its rights, remedies or obligations hereunder or thereunder, will (i) trigger the application of the WARN Act or any state, local or foreign law or regulation which is similar to the WARN Act, or (ii) subject Buyer or any of its Affiliates to any Liability thereunder or with respect thereto.

(d)	Each of the following is true, except, in each case, to the extent that the same would not have any effect on Buyer after the Closing, or on any of the Purchased Assets, if false: (i) no Seller is a party to any plan, arrangement or practice of the type described in the definition of Employee Plans which in any way relate to any of the Purchased Assets or have any effect on Buyer after the Closing; (ii) with respect to the Employee Plans to which any employees of either Seller participate, all required contributions of such Seller and its ERISA Affiliates due on or before the Closing Date shall have been made or properly accrued on or before the Closing Date; (iii) none of the Employee Plans of either Seller with respect to which any of its employees participate are subject to Title IV of ERISA or provide for medical or life insurance benefits to retired or former employees; and (iv) no Seller or ERISA Affiliate of either Seller is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to which employees of either Seller participate, and no Seller or ERISA Affiliate of either Seller has incurred any withdrawal liability with respect to any such multiemployer plan or any liability in connection with the termination or reorganization of any such multiemployer plan that remains unfulfilled.

(e)	None of the Purchased Assets of either Seller are subject to any Lien under Section 412(n) or Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.

Section 4.15. Tax Matters.

(a)	To the extent relevant to the Purchased Assets or binding upon Buyer after the Closing, all Tax Returns of each Seller with respect to any Pre-Closing Tax Period by or on behalf of each Seller, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.

(b)	To the extent relevant to the Purchased Assets or binding upon Buyer after the Closing, all Tax Returns of each Seller with respect to Pre-Closing Tax Periods (i) to Sellers’ Knowledge, materially, correctly and completely reflect the income, business, assets, operations, activities and status of such Seller, (ii) were correct and complete in all material respects and (iii) have been prepared in accordance with all applicable Laws in all material respects. Except as set forth on Schedule 4.15, no Seller is currently a beneficiary of any extension of time within which to file any Tax Return to the extent that (i) any such Tax Return is related to any of the Purchased Assets or (ii) such extension would in any way affect Buyer after the Closing.

(c)	To the extent the failure to do so would adversely impact the Purchased Assets or be binding upon Buyer after the Closing, each Seller has timely paid or will timely pay to the appropriate Taxing Authority all Taxes owed by such Seller (whether or not shown as due and payable on any Tax Return) with respect to any Pre-Closing Tax Period, including any Liability for failure to comply with any escheat, abandoned or unclaimed property Law.

(d)	To the extent the failure to do so would adversely impact the Purchased Assets or be binding upon Buyer after the Closing, each Seller has withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person with respect to any Pre-Closing Tax Period.

(e)	Except as set forth on Schedule 4.15(e), no Proceeding that could adversely impact Buyer or the Purchased Assets is now pending or, to Sellers’ Knowledge, threatened against or with respect to either Seller or any of the Purchased Assets in respect of any Tax.

(f)	There are no Liens for Taxes other than Permitted Liens upon any of the Purchased Assets with respect to any Pre-Closing Tax Period.

(g)	No Seller has received written notice of any claim by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that either Seller is or may be subject, with respect to any Pre-Closing Tax Period, to taxation by that jurisdiction or Governmental Authority, to the extent that such taxation in such jurisdiction where Seller does not file Tax Returns might in any way affect (i) Buyer after the Closing or (ii) any of the Purchased Assets.

(h)	The total amount of ad valorem or other real property taxes assessed on the Owned Real Property and the Leased Real Property for tax year 2024 in Buchanan County, Virginia, Russell County, Virginia, and Tazewell County, Virginia, collectively for which Sellers were or are obligated to pay directly or reimburse its lessors under the Leases was less than $225,000 in the aggregate. No written notice of any increase in the assessed valuation of any of the Owned Real Property or any of the Leased Real Property has been received by either Seller, and no written notice of any contemplated special assessments with respect thereto has been received by either Seller. To Sellers’ Knowledge, there is no threatened increase in the assessed valuation of any of the Owned Real Property, any of the Leased Real Property or any other real property for which either Seller is responsible for tax reimbursements under any of the Leases, and there is no threatened assessment pertaining thereto.

Section 4.16. Indebtedness. Schedule 4.16 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness of each Seller relating to any of the Purchased Assets or which are secured by any Lien on any of the Purchased Assets. No Seller is in default of any payment in respect of such Indebtedness or otherwise in breach of any of the Contracts governing such Indebtedness or any such Liens on any of the Purchased Assets.

Section 4.17. Insurance.

(a)	Prior to the Closing, Sellers shall deliver to Buyer a schedule containing a complete and accurate list of all policies of insurance currently maintained by, or on behalf of, either Seller relating to the Purchased Assets, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, the amount of any deductible or self-insured retention, the premium, and the expiration dates thereof (such schedule, the “Seller Insurance Schedule”). All premiums due under the policies identified on the Seller Insurance Schedule have been paid, and no Seller has received any written notice of cancellation, material modification or termination in respect of any such policy. Each Seller maintains and has maintained for each of the past three (3) years, insurance policies relating to the Purchased Assets with good and reputable insurers and with coverage customary for entities engaged in similar lines of business. No Seller has received written notice that any such insurance policies are not in full force and effect, no Seller is in breach or default in any material respect with respect to its obligations under such insurance policies, and no Seller has ever been notified of any material breach or default under such policies or predecessor policies. There is no claim by either Seller pending under any of such policies as to which coverage has been denied by the underwriters of such policies. Each Seller is in compliance with the terms and conditions of all such policies in all material respects under which it is the beneficiary.

(b)	Sellers have disclosed to Buyer and furnished Buyer with a brief summary of each loss relating to any of the Purchased Assets experienced under Sellers’ insurance policies, or which were self-insured by Sellers, within the last three (3) years, which statement contains the number and aggregate cost of such claims and the following with respect to each such loss: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim.

Section 4.18. Conduct of Business; Absence of Certain Changes. No Seller or Affiliate of either Seller has conducted any operations on or in connection with any of the Purchased Assets before or since March 31, 2016. Since March 31, 2016, all business activities of Sellers and their respective Affiliates in connection with the Purchased Assets have been conducted in the Ordinary Course of Business, and no event, change or condition has occurred that has caused, or could be reasonably expected to cause, a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 2016, and except as set forth on Schedule 4.18, no Seller or Affiliate of either Seller has:

(a)	sold, assigned, transferred (including transfers to any employees, equityholders or Affiliates), leased, subleased or otherwise disposed of any of the Purchased Assets or any material assets or properties relating to any of the Purchased Assets or entered into any Contract agreeing to do any of the foregoing;

(b)	received any written notice of any default under or termination of any of the Leases, or any of the Easements;

(c)	mortgaged, pledged or factored any of the Purchased Assets or subjected any of the Purchased Assets to any Liens or Encumbrances other than Permitted Encumbrances or entered into any Contract agreeing to do any of the foregoing;

(d)	instituted, settled or agreed to settle any Proceeding pertaining to any of the Purchased Assets or entered into any Contract agreeing to do any of the foregoing;

(e)	incurred any Liability in connection with any of the Purchased Assets except current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business, none of which Liabilities result in a Material Adverse Effect; or

(f)	taken any action or omitted to take any action (or committed to take or omit any action) that would result in the occurrence of any of the foregoing.

Section 4.19. Related Party Transactions. Except as set forth on Schedule 4.19, no Related Person of either Seller (a) owes any amount to either Seller in respect of any of the Purchased Assets nor does either Seller owe any amount (other than salary, wages, or other ordinary compensation in connection with employment), including overrides, royalties or commissions, to, nor has either Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of either Seller, in each case, which would be binding on or have any effect on Buyer, any of its Affiliates or any of the Purchased Assets after the Closing, (b) is involved in any business arrangement or other relationship with either Seller (whether written or oral) in connection with any of the Purchased Assets, (c) owns any property or right, tangible or intangible, that is used or held in connection with any of the Purchased Assets, (d) has any claim or cause of action relating to any of the Purchased Assets or against either Seller in connection with any of the Purchased Assets, nor is there any basis therefor, or (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a supplier, customer, landlord, tenant, creditor or debtor of either Seller in connection with any of the Purchased Assets.

Section 4.20. Anticorruption. No Seller, Affiliate of either Seller or any of its or their employees, directors, agents or other Persons acting on their behalf, have, to Sellers’ Knowledge, directly or indirectly, taken any action that would cause the Buyer or any of its Affiliates to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws (collectively with the FCPA, the “Anticorruption Laws”), either (i) in connection with this Agreement or the any of the other Transaction Documents or the transactions contemplated hereby and thereby or (ii) otherwise after the Closing. No Seller, Affiliate of either Seller or any of its or their employees, directors, agents or other Persons acting on their behalf, have, to Sellers’ Knowledge, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Sellers and their respective Affiliates have established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 4.21. Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, each Seller shall be solvent and shall (a) be able to pay its debts as they become due and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent of Seller to hinder, delay or defraud either present or future creditors of either Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay the same as they become due.

Section 4.22. Brokers. No Seller has engaged any broker, finder or investment banker in connection with this Agreement, any of the Transaction Documents or the transactions contemplated herein. No other broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein based upon arrangements made by or on behalf of either Seller.

Section 4.23. Format of Deal. Each Seller acknowledges that the understandings of the Parties and this Agreement pertain only to the sale and purchase of the Purchased Assets and not of any on-going business concern or operations.

Section 4.24. No Other Representations and Warranties.

(a)	Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedules) and the other Transaction Documents, no Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers (including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Purchased Assets furnished or made available to Buyer and its Representatives in any form, any information, documents, or material delivered to Buyer or made available to Buyer in Sellers’ virtual data room maintained by Datasite on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby). WITHOUT LIMITING THE FOREGOING, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EITHER SELLER IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE PURCHASED ASSETS ARE BEING SOLD “AS-IS,” “WHERE-IS,” WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, AS TO FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

(b)	Nothing set forth on any of the maps attached as Exhibits to this Agreement, the Disclosure Schedules, or contained in Article IV is intended to be or shall be construed as, a warranty of acreage. Nothing set forth in such maps is intended to be, or is to be construed as, a surveyed or accurate boundary location with respect to any parcel. Such maps shall not be construed as a warranty that there are no small adverse areas of ownership that are not depicted on such maps as a result of the scale upon which such maps were prepared, and Sellers hereby disclaim any such warranties. Such maps do not show any Permitted Encumbrances, Permitted Liens, or the location of any structures or improvements.

(c)	Nothing set forth in Section 4.24 is intended to be or shall be construed as any representation or warranty by Sellers that the real or personal property tax assessments on any of the Purchased Assets will not increase as a result of (i) Buyer’s use of or operations on the Purchased Assets after the Closing or (ii) any other reason for which Sellers have not received written notice, and Sellers hereby disclaim any such representations or warranties.

Article V. Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and of the Closing Date (other than representations and warranties that are made as of a specific date which are made only as of such date) as follows:

Section 5.1. Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing, Buyer will be duly qualified to conduct business in, and is in good standing under the Laws of, the State of West Virginia and the Commonwealth of Virginia.

Section 5.2. Authority of Buyer. Buyer has all necessary corporate or company powers and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company actions on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3. No Conflicts; Consents. Except for the Buyer Consent, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the articles of organization or operating agreement of Buyer; (b) violate or breach any provision of any Law or Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party prior to the Closing or (ii) require any consent, permit, Order, filing or notice form, with or to any Governmental Authority by or with respect to Buyer; except, in the cases of clauses (b) and (c), where Buyer has already obtained any such required consent or the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.4. Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall (a) be able to pay its debts as they become due and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent of Buyer to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay the same as they become due.

Section 5.5. Legal Proceedings. There are no Actions pending, or to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.6. Brokers. Buyer has not engaged any broker, finder or investment banker in connection with this Agreement, any of the Transaction Documents or the transactions contemplated herein. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein based upon arrangements made by or on behalf of Buyer.

Section 5.7. Format of Deal. Buyer acknowledges that the understandings of the Parties and this Agreement pertain only to the sale and purchase of the Purchased Assets and not of any on-going business concern or operations.

Section 5.8. Buyer’s Disclaimer of Other Warranties.

(a)	Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the purchased assets as contemplated hereunder. Buyer will undertake prior to closing such investigation and request such documents and information as it deems necessary. Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or any of the other Transaction Documents, the Purchased Assets are being purchased “AS IS,” “WHERE IS” and in the condition they exist as of the Closing. Without limiting the generality of the foregoing, Buyer acknowledges that Sellers make no representation or warranty (other than the representations and warranties expressly contained in Article IV of this Agreement or in the other Transaction Documents) with respect to (i) any projections, estimates or budgets buyer may be contemplating of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the purchased assets or (ii) any other information or documents made available to buyer or its counsel, accountants or advisors with respect to the purchased assets, except as expressly set forth in this agreement. Buyer hereby acknowledges and agrees that Sellers have not and are not currently mining coal or conducting related activities with the Purchased Assets and, as such, Buyer may have to expend capital and incur costs (in some cases, substantial capital and costs) prior to producing coal from the Purchased Assets.

(b)	Buyer acknowledges that (i) nothing set forth on any of the maps attached as Exhibits to this Agreement or contained in Article IV is intended to be or shall be construed as construed as, a warranty of acreage; (ii) nothing set forth in such maps is intended to be, or is to be construed as, a surveyed or accurate boundary location with respect to any parcel; and (iii) such maps shall not be construed as a warranty that there are no small adverse areas of ownership that are not depicted on such maps as a result of the scale upon which such maps were prepared.

Article VI. Pre-closing Covenants AND OBLIGATIONS

Section 6.1. Interim Operations. From the Effective Date until the earlier of the Closing and the termination of this Agreement, except as expressly permitted or required under this Agreement or as otherwise expressly consented to by Buyer in writing, and to the extent not prohibited by any applicable Law, each Seller shall:

(a)	maintain and keep the Purchased Assets in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(b)	keep in full force and effect insurance presently maintained (or insurance comparable in amounts and scope of coverage) with respect to the Purchased Assets;

(c)	perform in all material respects all of its obligations under the Leases and the MCSA;

(d)	maintain the Purchased Books and Records in the usual manner;

(e)	comply in all material respects with all Laws;

(f)	not create or permit to be created any Lien (other than a Permitted Lien) or Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(g)	not dissolve, liquidate or wind up its affairs or merge or consolidate with or into any other Person;

(h)	subject to Section 6.1(a), not enter into or amend, modify, extend, renegotiate or terminate any of the Leases or;

(i)	not sell, assign, license, securitize, transfer, lease, sublease or otherwise dispose of, voluntarily or involuntarily, any of the Purchased Assets;

(j)	not perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 4.18 that would (i) require disclosure under Schedule 4.18, or (ii) result in a breach of the representations and warranties contained in Section 4.18 or (iii) result in a Material Adverse Effect;

(k)	other than in connection with the reimbursement of expenses in the Ordinary Course of Business, not incur any Indebtedness, accelerate the repayment of any existing Indebtedness, or make any payment with respect to any Indebtedness other than nondiscretionary payments that become due and payable in the Ordinary Course of Business prior to the Closing Date;

(l)	not incur, assume, endorse or guaranty any Indebtedness of any kind, other than as such Seller deems reasonably necessary to manage its working capital requirements in the Ordinary Course of Business;

(m)	not institute, enter into, compromise, settle or agree to settle any Proceeding other than in the Ordinary Course of Business or other than in a manner that does not involve any of the Purchased Assets and does not create Liability for Buyer or impose a Lien on any of the Purchased Assets;

(n)	not take any action that, to Sellers’ Knowledge, would have a Material Adverse Effect; and

(o)	not take any action outside the Ordinary Course of Business.

Section 6.2. Reasonable Access. Except as otherwise provided herein, from the Effective Date until the earlier of (i) the termination of this Agreement or (ii) the Closing Date, Sellers shall permit Buyer and Buyer’s Representatives to have reasonable onsite access during regular business hours, to each Seller’s management personnel (including those involved in operations) and all of the Owned Real Property and Leased Real Property (including conducting on-site investigations such as test drilling, sampling and other physical investigations and environmental assessments), Purchased Books and Records (including drill records (to the extent they exist) and Tax records), Contracts, Permits and documents, in each case, as related to the Purchased Assets, and will furnish Buyer copies of such documents and with such information with respect to the Purchased Assets as Buyer may from time to time reasonably request, provided that Seller’s management personnel shall receive prior written notice and is available to be present for any onsite access. Buyer shall provide, at no cost to Sellers, copies of (a) all drillers logs and any analysis performed on any coal seams core drilled, (b) all reports, analyses, and results of any environmental assessments, and (c) with respect to any other assessments, reviews, or analyses conducted on the Purchased Assets by a third party engaged by Buyer. In addition, Buyer, upon providing prior written notice to Sellers, will have the right to approach potential coal customers and meet with the relevant permitting agencies with jurisdiction of the Owned Real Property and the Leased Real Property to discuss the Purchased Assets.

Section 6.3. Notification of Certain Matters. Each Party shall give notice to the other Party, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the Effective Date and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) the institution of or the threat of institution of any Proceeding against it of any kind, including those related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

Section 6.4. Efforts to Meet Conditions Precedent.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, and subject to the provisions of Section 6.7, Sellers and Buyer each agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and to obtain satisfaction or waiver of the conditions precedent to such transactions, including (i) the obtaining of all necessary actions or non-actions and Consents from Governmental Authorities and the making of all necessary registrations and filings as promptly as practicable and the taking of all steps as may be necessary to obtain a Consent from, or to avoid a Proceeding by, any Governmental Authority, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Proceedings challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents.

(b)	To the extent not prohibited by Laws, Sellers and Buyer shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each Party shall give the other Party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. Each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other materials to be submitted or made to the Governmental Authorities with respect to such filings. In addition, no Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of such meeting. Each Party shall keep the other Party apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated hereby.

(c)	Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require any Party, or any of its respective Affiliates, without its written consent, to sell, license, dispose of, hold separate or operate in any specified manner any assets or businesses of such Party (or to require such Party or any of its respective Affiliates to agree to any of the foregoing).

(d)	Without limiting any of the foregoing set forth in this Section 6.4 or in Section 7.1(b), and notwithstanding anything to the contrary set forth above in the this Section 6.4 or in Section 7.1(b), Sellers shall use their best efforts to cause the CONSOL Corrective Deeds, in form and substance reasonably satisfactory to both Buyer and Sellers, to be duly executed and delivered by the CONSOL Entities, as applicable, and properly recorded in the appropriate recording offices in Russell County, Virginia and Tazewell County, Virginia, as applicable, prior to the Target Closing Date, at the sole cost and expense of Sellers (as between Buyer and Sellers); provided, however, that any waiver by Buyer of the condition precedent set forth in Section 9.2(a) shall not terminate, alter, or otherwise affect the obligation of Sellers to obtain and deliver to Buyer the CONSOL Corrective Deeds following the Closing Date under the terms of Section 7.1(b).

Section 6.5. No Shop. From the Effective Date until the earlier of (i) the termination of this Agreement or (ii) the Closing Date, Sellers shall not, and shall cause their respective Representatives, their respective Affiliates and such Affiliates’ Representatives, to not, (a) directly or indirectly, solicit, initiate, take any action to facilitate or encourage the submission of, or enter into any agreement or accept any offer from any Person other than Buyer for the purchase, sale, disposal, or other transfer of any kind of any interests in any of the Purchased Assets (in whole or in part), or for the purchase, sale, disposal or other transfer of any kind of any equity securities of either Seller or any Affiliate of either Seller that holds any of the Purchased Assets, in any form, or (b) enter into or participate in any discussion with, furnish any information relating to any entity or assets comprising the Purchased Assets or afford access to the business, properties, assets, financial statements, projections, coal reserves, books or records of any entity or assets comprising the Purchased Assets, or otherwise cooperate in any way or assist any Person other than Buyer who may be interested in making an offer to purchase any of the Purchased Assets (in whole or in part) in any form. In addition, Sellers shall notify Buyer promptly (in no event later than 24 hours) after receipt by either Seller (or any of their advisors) of any offer, proposal, indication of interest or request for information (including the identity of the requesting Person) regarding the sale of any entity or assets comprising either Seller or any of the Purchased Assets (in whole or in part) in any form from any Person other than Buyer that would not be permitted under this Section 6.5.

Section 6.6. Confidentiality Agreement. Buyer and Sellers acknowledge and agree that, subject to Section 6.2 and notwithstanding Section 12.11, the Confidentiality Agreement shall remain in full force and effect until the Closing of this Agreement and that all documents and information provided to Buyer or its Representatives by or on behalf of either Seller in the course of Buyer’s continued due diligence investigation pertaining to the transactions contemplated hereby shall remain subject to the provisions of the Confidentiality Agreement unless and until the Closing occurs. At the Closing, the Confidentiality Agreement shall terminate and shall no longer be of any force or effect; provided, that the foregoing will not relieve any Party thereto from liability resulting from a breach thereof prior to such termination. Notwithstanding the foregoing or anything to the contrary set forth in the Confidentiality Agreement, Buyer and Sellers hereby agree that any Party to this Agreement or its ultimate corporate parent may make reasonable disclosures of this Agreement and the general nature hereof in connection with any filing under applicable securities Laws of the United States of America or the Commonwealth of Australia and may generally discuss the nature of this Agreement in connection with any public announcement or discussion of the business affairs of such Party or its ultimate corporate parent.

Section 6.7. Required Consents. After the Effective Date, Sellers shall use commercially reasonable efforts to obtain any and all of the Required Consents relating to all of the Purchased Assets promptly and in any event prior to the Target Closing Date. Buyer shall reasonably cooperate with Sellers at their request in endeavoring to obtain such Required Consents; provided, that in no case shall Buyer be required to (i) pay any fee (other than its own legal fees) or any other consideration in providing such cooperation to Sellers, or (ii) agree to any material change in the terms or conditions of any Lease or this Agreement. Sellers shall not release, surrender, or alter the terms of any recoupable minimum rental or royalty balances under any of the Leases in order to obtain a Required Consent without the prior written consent of Buyer.

Article VII. POST-CLOSING COVENANTS AND OBLIGATIONS

Section 7.1. Further Assurances.

(a)	Following the Closing Date, the Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required or reasonably requested by the other Party to establish, maintain or effect the intents and purposes of this Agreement and the Transaction Documents. Without limiting the foregoing, (i) in the event that it is discovered after the Closing that the Transaction Documents failed to convey any Owned Surface Tracts or Owned Coal Reserves to Buyer, Sellers shall convey the same to Buyer pursuant to a special warranty deed in a form substantially similar to the Special Warranty Deeds (as applicable), (ii) in the event that it is discovered after the Closing that the Transaction Documents failed to transfer the leasehold interest in any Leased Surface Tracts or Leased Coal Reserves to Buyer, Seller shall transfer the same to Buyer pursuant to an assignment of lease(s) in a form reasonably acceptable to Sellers and Buyer, (iii) in the event that it is discovered after the Closing that the Transaction Documents failed to transfer, assign or convey any Purchased Assets to Buyer, Sellers shall transfer, assign or convey the same to Buyer pursuant to appropriate instruments or agreements reasonably acceptable to Sellers and Buyer, and (iv) in the event that it is discovered after the Closing that the Transaction Documents unintentionally transferred to Buyer, assets which reside outside of the Russell Reserve boundary as identified on the Russell Reserve Map, then Buyer shall transfer the same back to Sellers pursuant to an assignment of lease(s) or deed, as applicable, of the effected asset in a form reasonably acceptable to Sellers and Buyer.

(b)	Notwithstanding anything herein to the contrary, it is the intent of Sellers to sell, convey, assign, transfer and deliver to Buyer all of the owned real property and leased real property, together with the Books and Records associated therewith, that Sellers, or either of them, acquired, or should have acquired, from the CONSOL Entities pursuant to the terms the CONSOL 2016 Purchase Agreement (the “CONSOL Russell Assets”). Without limiting Section 7.1(a), if it is discovered that, following the Closing Date, the CONSOL Entities have failed to transfer, assign or convey any of the CONSOL Russell Assets to Sellers, then Sellers shall, (i) cause the CONSOL Entities to transfer, assign and convey, as applicable, such CONSOL Russell Assets to Sellers by special warranty deeds or other appropriate instruments in form and substance reasonably satisfactory to both Buyer and Sellers, through enforcing the rights of Sellers under the CONSOL 2016 Purchase Agreement and the other instruments executed in connection therewith, and (ii) thereafter transfer, assign and convey such CONSOL Russell Assets to Buyer by deeds or other appropriate instruments in form and substance reasonably satisfactory to both Buyer and Sellers, in each case, at the sole cost and expense of Sellers (as between Buyer and Sellers).

Section 7.2. Announcements. Except as may reasonably be required by a Party or its ultimate corporate parent in connection with filing requirements under applicable securities Laws of the United States of America or the Commonwealth of Australia and any press releases or public announcements related to or made in connection with such filing requirements, no Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the other Transaction Documents, or the transactions contemplated hereby and thereby, without providing one (1) Business Days’ advance written notice to the other Party of its intention to issue such press release or make such public announcement.

Section 7.3. Correspondences. After the Closing Date, Sellers shall use commercially reasonable efforts to promptly forward to Buyer any mail (including electronic mail) that either Seller or any of its Affiliates receives after the Closing Date that relates to any of the Purchased Assets.

Section 7.4. Non-Assignable Assets.

(a)	Nothing in this Agreement or any of the other Transaction Documents shall be construed as an attempt or agreement to assign any of the Purchased Assets, including any Contract, Permit or other right, which by its terms or by Laws is not assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (each, a “Non-Assignable Asset”) unless and until such consent shall have been obtained.

(b)	Notwithstanding anything to the contrary set forth in this Section 7.4, unless otherwise expressly agreed by Buyer in writing, (i) Buyer shall not be obligated to consummate the transactions contemplated by this Agreement and the other Transaction Documents unless Sellers have obtained all of the Required Consents.

Section 7.5. No Interference by Seller. Subject to the provisions of the terms and conditions of the Special Warranty Deeds, the Buckhorn Partial Assignment, Coal Mountain Partial Assignment, and the MCSA Partial Assignment, in each case, so long as the same is in effect, after the Closing, Sellers shall not, and shall not cause or allow any of their respective Affiliates or any successors or assigns of Sellers or their respective Affiliates to, interfere with (i) the ownership, occupation, use or enjoyment of any of the Purchased Assets by Buyer, its Affiliates or any of its or their successors or assigns or (ii) any mining rights, mining operations or other activities (including, without limitation, coal processing, loading or shipping activities) on, under or within any of the Owned Real Property or Leased Real Property.

Article VIII. Tax Matters.

Section 8.1. Proration of Real Property Taxes.

(a)	All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets (including, without limitation, taxes or tax reimbursements owed under any of the Leases) for taxable periods beginning before, and ending after, the Closing Date shall be prorated between Buyer and Sellers on a calendar-year basis as of the Closing Date. Sellers shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date.

(b)	If the amount of such taxes and fees for the period in which the Closing occurs has not been determined, then the taxes and fees for the preceding period, on the basis of no applicable discount, shall be used to calculate such taxes and fees. If any Party shall pay such taxes or fees for which it is entitled to be reimbursed because of such proration, the other Party responsible therefor shall promptly reimburse the Party so paying upon notice of the amount paid together with supporting documentation thereof.

(c)	With respect to Taxes described in this Section 8.1, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes, and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Governmental Authority payment for Taxes which are subject to proration under this Section 8.1 and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes.

Section 8.2. Transfer Taxes and Recording Fees.

(a)	Transfer Taxes. Sellers and Buyer shall each be responsible for, and shall pay at or in conjunction with the Closing, one-half (1/2) of all transfer, sales, use, registration, documentary, stamp, value added and other such Taxes (including any penalties and interest) in connection with this Agreement and the other Transaction Documents. Sellers or Buyer, as applicable, shall, at its or their own expense, timely file any Tax Return or other document with respect to such Taxes required to be borne by such Party (and the other Party shall cooperate with respect thereto as necessary).

(b)	Recording Fees. Buyer shall be responsible for, and shall pay at or in conjunction with the Closing, all recording fees associated with the recordation of any of the Transaction Documents; provided, however, Seller shall be solely responsible for, and shall pay in conjunction with this Agreement, all recording fees associated with the CONSOL Corrective Deeds, as applicable.

Section 8.3. Cooperation; Audits. In connection with the preparation of Tax Returns, audits, examinations, and any administrative or judicial proceedings relating to Tax Liabilities imposed on either Seller or Buyer, Sellers, on the one hand, and Buyer, on the other hand, will cooperate fully with each other, including the furnishing or making available during normal business hours of non-privileged records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Seller will, within 10 Business Days of Buyer’s request therefor, deliver any information required to be reported by Buyer or either Seller pursuant to section 6043A of the Code, if applicable.

Article IX. CONDITIONS PRECEDENT

Section 9.1. Conditions to Obligations of Each Party. The respective obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement at the Closing and thereafter are subject to the satisfaction of the following conditions:

(a)	no Proceedings shall have been instituted or threatened to restrain, prohibit or delay any of the transactions contemplated by this Agreement in any material respect; and

(b)	no Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or delay the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Proceeding seeking to impose such an Order is pending.

Section 9.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to be performed at the Closing and thereafter are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by Buyer:

(a)	the CONSOL Corrective Deeds, in form and substance satisfactory to both Buyer and Sellers, shall have been duly executed and properly recorded in the appropriate recording offices in Russell County, Virginia and Tazewell County, Virginia, as applicable, in each case, at the sole cost and expense of Sellers (as between Buyer and Sellers);

(b)	all of the Required Consents shall have been obtained by Sellers, in form and substance reasonably satisfactory to Buyer;

(c)	Sellers shall have delivered, or caused to be delivered, all of the items required by Section 3.2;

(d)	all representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

(e)	Sellers shall have performed or complied with in all material respects all covenants and agreements contemplated by this Agreement to be performed or observed by Seller at or prior to the Closing Date;

(f)	Buyer shall have not discovered in its due diligence examination of the Coal Reserves or Surface Tracts a material defect in Sellers’ title to the Coal Reserves, Owned Surface Tracts, or Leased Surface Tracts, or any other condition relating to the Coal Reserves or Surface Tracts, which would have an adverse effect upon the Purchased Assets or the value thereof;

(g)	Buyer shall have obtained the Buyer Consent or other written confirmation reasonably satisfactory to Buyer that the Buyer Consent will be delivered by Buyer’s lender pending confirmation of Closing;

(h)	there shall not have occurred any Material Adverse Effect (other than a Material Adverse Effect solely of the type and nature described in clause (e) of the definition thereof);

(i)	no trustee or receiver of either Seller’s property shall have been appointed, no Seller shall have made an assignment for the benefit or creditors, no petition in bankruptcy shall have been filed by or against either Seller, and no Seller shall be the subject of any other Proceeding (voluntary or involuntary) under applicable Laws for the relief of debtors; and

(j)	Sellers and their respective Affiliates shall have terminated the employment of, or relocated, all of its or their employees working at the Owned Real Property or the Leased Real Property.

Section 9.3. Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement to be performed at the Closing and thereafter are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by Sellers:

(a)	Subject to Section 3.2, Buyer shall have delivered, or caused to be delivered, all of the items required by Section 3.3;

(b)	all representations and warranties of Buyer in this Agreement shall be true and correct in all respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

(c)	Buyer shall have performed or complied with in all material respects all covenants and agreements contemplated by this Agreement to be performed or observed by Buyer at or prior to the Closing Date;

(d)	no trustee or receiver of Buyer’s property shall have been appointed, Buyer shall not have made an assignment for the benefit or creditors, no petition in bankruptcy shall have been filed by or against Buyer, and Buyer shall not be or have been the subject of any other Proceeding (voluntary or involuntary) under applicable Laws for the relief of debtors; and

(e)	Buyer shall have obtained the Buyer Consent, or other written confirmation reasonably satisfactory to Seller, that the Buyer Consent will be delivered by Buyer’s lender pending confirmation of Closing.

Section 9.4. Frustration of Conditions Precedent. Neither Buyer nor either Seller may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure results in whole or in part from such Party’s own failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by the provisions hereof.

Article X. TERMINATION OF AGREEMENT

Section 10.1. Right to Terminate. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)	by either Buyer or Sellers if the Closing shall not have occurred on or before the tenth (10) Business Day following the Target Closing Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)	by the mutual written consent of Buyer and Sellers;

(c)	by Buyer or Sellers, if a Governmental Authority of competent jurisdiction has issued an Order, or adopted any Law, in each case, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(d)	by Buyer or Sellers, as the case may be, if the other Party has breached or failed to perform any of its (i) representations or warranties contained herein(unless the aggregate failure of such representations and warranties does not have a Material Adverse Effect), or (ii) covenants or agreements contained herein, which breach or failure to perform in the cause of either of the foregoing clauses (i) or (ii) cannot be or has not been cured by the earlier to occur of (x) the Termination Date or (y) ten (10) days after the giving of notice specifying the breach or failure to perform; or

(e)	by Buyer if there has been an event, change, occurrence or circumstance since the Effective Date that has had or would reasonably be expected to have a Material Adverse Effect (other than a Material Adverse Effect solely of the type and nature described in clause (e) of the definition thereof).

Section 10.2. Termination Procedure. Any Party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other Party.

Section 10.3. Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement pursuant to this Article X, this Agreement will terminate and become void and of no further force and effect and there will be no further Liability on the part of any Party hereto, except that the provisions of Section 10.1, Section 10.2, this Section 10.3, and Article XII will survive any termination of this Agreement. Nothing in this Article X will relieve any Party of Liability for any willful or material breach of this Agreement.

Article XI. Indemnification.

Section 11.1. Survival.

(a)	The representations and warranties of Sellers and the Buyer contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 11.1. Any and all claims and causes of action for indemnification under this Article XI arising out of the inaccuracy of breach of any representation or warranty of Sellers or Buyer must be made prior to the termination of the applicable survival period (if any). In the event that notice of any claim or cause of action for indemnification shall have been given in accordance with this Article XI within the applicable survival period (if any), the representations, warranties, covenants and undertakings that are the subject of such claim or cause of action shall survive until such time as such claim or cause of action is finally resolved.

(b)	The representations and warranties of Sellers and Buyer contained in this Agreement and any and all claims and causes of action for indemnification under this Article XI with respect thereto shall terminate on the second (2nd) anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations shall survive indefinitely, and (ii) claims for fraud shall survive for three (3) years from the later of the Effective Date and the date the fraud could have been reasonably discovered.

(c)	All covenants and undertakings required to be performed after the Closing shall survive until fully performed or fulfilled. The rights of any indemnified Party under any other indemnification obligations pursuant to this Article XI shall have no expiration date.

Section 11.2. Indemnification by Sellers. Subject to provisions of Section 11.6, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, managers, employees and agents (each a “Buyer Indemnitee”) from and against any and all Losses, actually suffered or incurred by them arising out of or resulting from:

(a)	the breach of any representation or warranty made by either Seller under Article IV of this Agreement or in any of the other Transaction Documents (a “Seller Warranty Breach”);

(b)	the breach of any covenant or agreement by either Seller contained in this Agreement or any of the other Transaction Documents;

(c)	any breach or violation by either Seller or any of their Affiliates under the MCSA (whether before or after the Closing) or the MCSA Partial Assignment;

(d)	any breach or violation by either Seller or any of their Affiliates under the Buckhorn Lease or Coal Mountain Lease (whether before or after the Closing) or the Buckhorn Partial Assignment or Coal Mountain Partial Assignments;

(e)	any breach or violation by either Seller or any of their Affiliates under the CONSOL 2016 Purchase Agreement or any other agreements, instruments, or documents executed or delivered in connection therewith (whether before or after the Closing), except to the extent that Buyer expressly assumes the Liability for any such Losses under the Transaction Documents; or

(f)	any other Excluded Liability.

Section 11.3. Indemnification by Buyer. Subject to Section 11.6, Buyer shall defend, indemnify and hold harmless Sellers, their Affiliates and their respective directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all Losses actually suffered or incurred by Sellers arising out of or resulting from:

(a)	the breach of any representation or warranty made by the Buyer under Article IV of this Agreement or in any of the other Transaction Documents (“Buyer Warranty Breach”);

(b)	any breach of any obligation of Buyer contained in this Agreement or any of the other Transaction Documents;

(c)	any breach or violation by Buyer or any of its Affiliates under the MCSA (after the Closing) or the MCSA Partial Assignment;

(d)	any breach or violation by Buyer or any of its Affiliates under either the Buckhorn Lease or Coal Mountain Lease (after the Closing) or the Buckhorn Lease Partial Assignment or Coal Mountain Lease Partial Assignment; or

(e)	any Assumed Liability.

Section 11.4. Representation, Settlement and Cooperation. If any investigation, action or other Proceeding is initiated against either Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from either Seller or Buyer (each an “Indemnitor”), as applicable, under this Article XI on account of such Indemnitee’s involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor or Indemnitors; provided, however, that the failure to so notify any Indemnitor shall not relieve the Indemnitor of its obligations under this Article XI or reduce the obligations of such Indemnitor. Upon receipt of notice of a Proceeding for which indemnification is available under this Article XI, each Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee, at such Indemnitor’s own expense, using counsel of its own choosing reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to employ its own counsel in any such Proceeding, however the fees and expenses of such counsel shall be paid by the Indemnitee unless: (i) the Indemnitor(s) shall have given prior written consent to the employment of such counsel, (ii) the Indemnitor(s) shall have failed or refused to conduct the defense, or (iii) the Indemnitee has been reasonably advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor(s) that its interests in the Proceeding are adverse to the interests of the Indemnitor(s). In the event of (i), (ii) or (iii) above, the Indemnitee may defend against the Proceeding at the Indemnitor’s expense. The Indemnitor(s) or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld, unless (1) there is no finding or admission of any violation of any Law or Order of any Government Authority or of any violation of the rights of any Person by the Indemnitee and no effect on any other Proceedings that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor(s). The Indemnitor(s) and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

Section 11.5. Notice and Satisfaction of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Article XI, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 11.4.

Section 11.6. Limits on Indemnification.

(a)	No Indemnitee shall be entitled to seek indemnification under this Article XI for any individual event or circumstance unless and until the amount of Losses resulting from such event or circumstance exceeds $10,000.00 (the “De Minimis Amount”), in which case all such amount shall be deemed a Loss hereunder.

(b)	Sellers shall not have any indemnification obligations under Section 11.2(a) unless and until the claims asserted against any or all Sellers exceed $150,000.00 in the aggregate (the “Basket Amount”), in which case the applicable Indemnitee shall be entitled to seek indemnification for all Losses in excess of the Basket Amount. Buyer shall not have any indemnification obligations under Section 11.3(a) unless and until the claims asserted against Buyer exceed the Basket Amount, in which case the applicable Indemnitee shall be entitled to seek indemnification for all Losses in excess of the Basket Amount.

(c)	The maximum amount of indemnifiable Losses which may be recovered from Sellers arising out of or resulting from the causes set forth in any provision of this Agreement, shall be limited to the sum of $2,000,000.00 (the “Cap”). The maximum amount of indemnifiable Losses which may be recovered from Buyer arising out of or resulting from the causes set forth in any provision of this Agreement, shall be limited to the Cap.

(d)	Notwithstanding (a), (b) and (c) above, none of the De Minimis Amount, the Basket Amount nor the Cap shall apply with respect to any Losses resulting from breaches of any of the Fundamental Representations; provided, however, that Sellers shall not be liable for indemnification obligations in excess of the Purchase Price with respect to any Losses arising of or resulting from any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.

(e)	Notwithstanding anything to the contrary contained in this Agreement: (i) no Party shall be liable for any indirect, special, incidental, exemplary, punitive or consequential Losses or for any lost profits of any other Party; (ii) no Indemnitor shall be required to defend any Indemnitee in any investigation, action or other Proceeding instituted against such Indemnity unless such Proceeding arises from claims from a Governmental Authority or any other third party which is not an Affiliate of the Indemnitee; and (iii) with respect to contingent or unquantifiable Losses, no payment will be due by any indemnifying Party unless and until the relevant Losses cease to be contingent or may be quantified.

(f)	No Party shall have any liability under any provision of this Agreement for any increased Losses caused by or resulting from the gross negligence or willful misconduct of the other Party. Each Party shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses.

(g)	The computation of the Losses pursuant to this Article XI shall be made after deducting therefrom any indemnity, contribution or other similar payment recovered by the indemnified Party from any third party with respect thereto, less any cost actually incurred by the indemnified Party in the collection of any such proceeds, indemnity, contribution or other similar payment.

Section 11.7. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article XI shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 11.8. Exclusive Remedies. Excluding Section 6.2, Section 7.1, Section 7.4 and any Seller Warranty Breach relating to any special warranty of title to the Purchased Assets, and subject to Sections 12.7 and 12.8, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Losses (other than Losses arising from fraud in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Laws, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, other than claims with respect to fraud, claims for equitable relief, and the right to obtain indemnification pursuant to this Article XI. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief or other remedy with respect to any breach of Sections 6.2, Section 7.1 or Section 7.4, with respect to any Seller Warranty Breach relating to any special warranty of title to the Purchased Assets or on account of any fraud.

Article XII. Miscellaneous.

Section 12.1. Expenses. Except as otherwise expressly provided herein (including in Article VIII (Tax Matters)), all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein shall be paid by the Party incurring such costs and expenses.

Section 12.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally-recognized overnight courier (receipt requested), (c) on the next Business Date following the date sent by email of a PDF document (with confirmation of transmission), or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following applicable address (with copies of the same sent to the following applicable addresses) or at such other addresses for a Party (or such Party’s outside or in-house counsel) as shall be specified in a notice given in accordance with this Section 12.2:

If to Sellers:

Coronado IV LLC

100 Bill Baker Way

Beckley, WV 25801

Attn: Philip Peacock, Esq.

Email: ppeacock@coronadoglobal.com

Buchanan Mining Company LLC

100 Bill Baker Way

Beckley, West Virginia 25801

Attn: Mike Fletcher

Emails: mfletcher@coronadoglobal.com

with copies (which shall not constitute notice to Sellers) to:

Dinsmore & Shohl LLP

215 Don Knotts Boulevard, Suite 310

Morgantown, West Virginia 26501

Attn: F. Thomas Rubenstein, Esq.

Email: thomas.rubenstein@dinsmore.com

Dinsmore & Shohl LLP

611 Third Avenue

Huntington, West Virginia 25701

Attn: Bryon D. Collier, Esq.

Email: bryon.collier@dinsmore.com

If to Buyer:

Ramaco Resources Land Holdings, LLC

250 West Main Street, Suite 1900

Lexington, Kentucky 40507

Attn: Randall W. Atkins

Email: rwa@ramacometc.com

Ramaco Resources Land Holdings, LLC

300 Kanawha Blvd East, Suite 320

Charleston, WV 25301

Attn: Jason Bragg

Email: jason.bragg@ramacometc.com

with copies (which shall not constitute notice to Buyer) to:

Ramaco Resources Land Holdings, LLC

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

Attn: E. Forrest Jones, Jr., Jr., Esq.

Email: forrest.jones@ramacometc.com

_________________________________

Section 12.3. Construction. This Agreement shall be construed without regard to any presumption or rule requiring the construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 12.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.5. Disclosure Schedules.

(a)	Unless otherwise defined therein, all capitalized terms used in the Disclosure Schedules will have the meanings ascribed to them herein, and all section references in the schedules refer to the corresponding section hereof. The attachments to the Disclosure Schedules form an integral part thereof and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Disclosure Schedules are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Any information contained in any particular Disclosure Schedule will be deemed to be contained in another Disclosure Schedule if (i) it is expressly included in such other Disclosure Schedule (by cross reference or specific reference) or (ii) it would be reasonably apparent to an informed and sophisticated purchaser in the industry from the reading of the disclosure that such disclosure is applicable to any other applicable Disclosure Schedule.

(b)	As of the Effective Date, with the exception of Schedules 2.1(a), 2.1(b), 2.1(c), and 2.1(d), Sellers have not provided their Disclosure Schedules to Buyer as contemplated under this Agreement. Sellers shall submit their proposed Disclosure Schedules within eight (8) Business Days after the Effective Date. Sellers may submit individual sections of the Disclosure Schedules at any time within the foregoing time period. Buyer shall have eight (8) Business Days after submission of all Disclosure Schedules to review and approve or object to such individual sections. Buyer will not object to any non-material inclusions on the Disclosure Schedules. Any Disclosure Schedule, or section thereof, not objected to in writing by Buyer within seven (7) Business Days after all Disclosure Schedules have been submitted by Sellers shall be deemed to be approved. If Buyer objects, the Parties agree to meet within two (2) Business Days to review and negotiate in good faith a mutually acceptable solution. In the event the Parties are unable to negotiate a resolution, Buyer shall have the right to terminate this Agreement, on or before the Closing Date, Buyer reasonably determines that the Disclosure Schedule matter(s) in dispute have an aggregate value in excess of the Basket Amount.

(c)	In the event that, during the period between the Effective Date and the Closing Date, any matter or event beyond the control of Sellers or their respective Affiliates arises or occurs which would require Sellers to update any of the Disclosure Schedules in order to cause any of the representations, warranties or covenants of Sellers in this Agreement to be true and correct so as to avoid a potential breach thereof, Sellers may and shall have the right from time to time prior to the Closing Date to request that Buyer consent to Sellers amending and supplementing such Disclosure Schedules, in writing (including electronic communication) given to Buyer or its legal counsel, for the purpose of the disclosure of such new or updated information required to be so disclosed in order to avoid such potential breach. If Buyer consents to Sellers so amending or supplementing any such Disclosure Schedules, the terms and conditions of this Agreement, including, without limitation, Sellers’ representations and warranties in Article IV hereof, shall be deemed to include such amended and supplemented disclosures made pursuant to this Section 12.5(b) as of the Effective Date and thereafter, including the Closing Date, and as a result thereof, (i) any such update to such Disclosure Schedules shall be deemed to cure and correct any breach of any representation or warranty that would have existed if Sellers would not have made such update to such Disclosure Schedules, and (ii) any claim for indemnification by a Buyer Indemnitee pursuant to Article XI of this Agreement shall not be applicable with respect to the matters reflected in such Disclosure Schedule as so updated. In the event that Buyer objects to Sellers so amending or supplementing the Disclosure Schedules, Sellers shall not have the right to do so, and the terms and conditions of this Agreement, including, without limitation, Sellers’ representations and warranties in Article IV hereof, shall be deemed to not include any such amended or supplemented disclosures requested by Sellers to be made pursuant to this Section 12.5(b); provided, however, Sellers shall have the right to deem that the conditions set forth in Section 9.3 have not been met and to terminate this Agreement, on or before the Closing Date, if Sellers reasonably determine that the inability of Sellers to amend or supplement such Disclosure Schedules for the purpose of disclosing any such new or updated information would subject Sellers to potential indemnification obligations under this Agreement in excess of the Basket Amount; provided, further, in any event, Buyer shall have the right to deem that the conditions set forth in Section 9.2 have not been met and terminate this Agreement, on or before the Closing Date, if Buyer reasonably determines that the new or updated information proposed to be disclosed by Sellers causes a condition in Section 9.2 to not be satisfied.

Section 12.6. Successors and Assigns; Assignment.

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	Except as otherwise expressly provided herein, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. Unless otherwise agreed by the other Party in writing, no assignment of this Agreement shall relieve or release the assigning Party of any of its obligations hereunder.

(c)	Notwithstanding the foregoing, at any time prior to the Closing, Buyer may, without the consent of Sellers partially assign any of its rights to purchase or acquire any of the Purchased Assets hereunder to one or more Affiliates of Buyer, including, without limitation, newly-formed Affiliates of Buyer established for such purpose, so long as each such assignee Affiliate of Buyer executes and delivers to Sellers a legally-binding joinder to this Agreement whereby such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the sake of clarity, no such assignment shall relieve or release Buyer of any of its obligations hereunder unless otherwise agreed by Sellers in writing.

Section 12.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and its or their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8. Legal Recourse.

(a)	This Agreement may be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought against the entities that are expressly named as Parties, each of their respective Specified Affiliates, and their successors and permitted assigns.

(b)	Each Party, on behalf of itself and its Affiliates, represents, warrants and agrees that (i) it has been granted the proper authority, as an agent of each of its Affiliates, to bind each of its Affiliates to the terms and conditions of this Section 12.8 and (ii) the provisions of this Section 12.8 are binding upon and constitute legal obligations of such Party and each of its Specified Affiliates.

(c)	Notwithstanding anything to the contrary set forth herein, no natural person who is a past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, agent, attorney or other Representative of any Party or of any of its Affiliates, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 12.9. Governing Law; Submission to Jurisdiction.

(a)	Except as otherwise expressly set forth below, all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without giving effect to its conflicts of laws principles.

(b)	Notwithstanding the foregoing, any dispute, controversy, legal suit or action, or other matter relating solely to any of the Owned Real Property or Leased Real Property located exclusively in Virginia, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia to the extent required by the conflicts of laws principles of the State of West Virginia.

(c)	Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of West Virginia, in each case, which are located in Kanawha County, West Virginia, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute and irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action, proceeding or dispute in such courts. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding or dispute in any such court.

Section 12.10. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 12.11. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement and understanding of the Parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Except as may otherwise me expressly provided in any of the other Transaction Documents, in the event of any inconsistency between the provisions and statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits or the Disclosure Schedules, the provisions and statements in the body of this Agreement will control.

Section 12.12. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party referencing this Agreement and the Parties’ intent to amend, modify or supplement the same. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving the same. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 12.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and shall constitute an original counterpart of this Agreement for all purposes.

[signature pages follow]

IN WITNESS WHEREOF, Sellers have each caused this Agreement to be executed on its behalf by one of its officers or managers thereunto duly authorized, all at or on the Effective Date.

SELLERS:
CORONADO IV LLC

By	/s/ Douglas Thompson
Name:	Douglas Thompson
Title:	Chief Executive Officer

BUCHANAN MINING COMPANY LLC

By	/s/ Douglas Thompson
Name:	Douglas Thompson
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement among Coronado IV LLC and Buchanan Mining Company, LLC, as Sellers, as Ramaco Resources Land Holdings, LLC, as Buyer]

IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed on its behalf by one of its officers or managers thereunto duly authorized, at or on the Effective Date.

BUYER:

RAMACO RESOURCES LAND HOLDINGS, LLC

By	/s/ Christopher L. Blanchard
Name:	Christopher L. Blanchard
Title:	President

[Signature Page to Asset Purchase Agreement among Coronado IV LLC and Buchanan Mining Company, LLC, as Sellers, as Ramaco Resources Land Holdings, LLC, as Buyer]

LIST OF DISCLOSURE SCHEDULES

Disclosure Schedules

Schedule K Schedule PE	― ―	Sellers’ Knowledge Specified Permitted Encumbrances
Schedule SD	―	Source Deeds
Schedule 2.1(a)	―	Owned Surface Tracts
Schedule 2.1(b)	―	Owned Coal Reserves
Schedule 2.1(c)	―	Leased Surface Tracts
Schedule 2.1(d)	―	Leased Coal Reserves
Schedule 2.1(e)	―	Easements
Schedule 2.2(g)	―	Specified Excluded Assets
Schedule 4.3	―	Seller Conflicts or Violations
Schedule 4.4(a)	―	Required Consents
Schedule 4.4(b)	―	Covenants of Assumption and Notices
Schedule 4.5(a)	―	Title to Purchased Assets
Schedule 4.5(b)	―	Material Liens and Encumbrances
Schedule 4.6(e)	―	Owned Real Property – Certain Encumbrances
Schedule 4.7(b)	―	Leases and Lease Modification Instruments
Schedule 4.7(f)	―	Leased Real Property – Certain Encumbrances
Schedule 4.8	―	Easement Exceptions
Schedule 4.11	―	Litigation
Schedule 4.12	―	Compliance with Laws
Schedule 4.13	―	Mining and Environmental Matters
Schedule 4.14(a)	―	Labor Matters
Schedule 4.14(c)	―	Employees
Schedule 4.16	―	Seller Indebtedness
Schedule 4.18	―	Material Changes
Schedule 4.19	―	Related Party Transactions

LIST OF EXHIBITS

Exhibit A	-	Russell Reserves Map

Exhibit B	-	Russell Surface Tracts Map